Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

CARMIKE CINEMAS, INC.,

RAVE REVIEWS CINEMAS, L.L.C.

AND

RAVE REVIEWS HOLDINGS, LLC

Dated as of September 28, 2012

TABLE OF CONTENTS

1. DEFINITIONS; CONSTRUCTION	1

1.1. Cross Reference Table	1

1.2. Certain Definitions	3

1.3. Certain Matters of Construction	11

2. THE CONTEMPLATED TRANSACTIONS	11

2.1. Acquired Business Contribution	11

2.2. Company Equity Purchase	12

2.3. Closing	12

2.4. Determination of Total Acquisition Consideration	12

2.5. Payment of the Estimated Total Acquisition Consideration; Repayment of Credit Agreement Debt and Seller Transaction Expenses	13

2.6. Estimated Closing Statement; Post-Closing Adjustment	13

2.7. Escrow	16

2.8. Tax Withholding	16

3. REPRESENTATIONS AND WARRANTIES OF RAVE AND THE COMPANY	16

3.1. Organization, Power, Standing and Authority	16

3.2. Validity of Agreement	16

3.3. Authorization of Governmental Authorities	17

3.4. Non-Contravention	17

3.5. Capitalization and Subsidiaries	17

3.6. Financial Statements	18

3.7. Assets	20

3.8. Licenses, Permits, Compliance with Laws	20

3.9. Real Property	20

3.10. Litigation	22

3.11. Intellectual Property Rights	23

3.12. Contracts	23

3.13. Change in Condition	25

3.14. Insurance	27

3.15. Tax Matters	27

i

3.16. Environmental Matters	28

3.17. Labor Matters	28

3.18. Employee Benefit Plans	29

3.19. No Undisclosed Liabilities	29

3.20. Undisclosed Payments	30

3.21. Brokers	30

4. REPRESENTATIONS AND WARRANTIES OF BUYER.	30

4.1. Organization, Power; Validity of Agreement	30

4.2. Authorization of Governmental Authorities	30

4.3. Non-Contravention	30

4.4. Adequate Funds	31

4.5. Litigation	31

4.6. Brokers	31

4.7. Investigation; No Additional Representations; No Reliance, Acquisition of Company Membership Interests for Investment	31

5. CERTAIN AGREEMENTS OF THE PARTIES.	32

5.1. Access to Information Pending the Closing	32

5.2. Operation Pending the Closing	32

5.3. Preparation for Closing	33

5.4. Business Records	34

5.5. Indemnification and Insurance	34

5.6. Tax Matters	35

5.7. Notice of Developments; Update of Schedules	39

5.8. Exclusivity	40

5.9. Waiver of Conflicts Regarding Representation	40

6. CONDITIONS TO THE OBLIGATIONS TO CLOSE OF BUYER.	41

6.1. Representations and Warranties	41

6.2. Covenants	41

6.3. No Material Adverse Effect	41

6.4. Closing Certificate	41

6.5. Legality	42

6.6. Escrow Agreement	42

6.7. Landlord Consents; Estoppel Certificates	42

6.8. New Vendor Arrangements	42

6.9. FIRPTA Certificate	42

6.10. Transitional Arrangements	42

6.11. Debt; Liens	42

6.12. Completion of Acquired Business Contribution	42

6.13. Interim Financial Statements	42

7. CONDITIONS TO THE OBLIGATIONS TO CLOSE OF RAVE AND THE COMPANY	43

7.1. Representations and Warranties	43

7.2. Covenants	43

7.3. Closing Certificate	43

7.4. Legality	43

7.5. Escrow Agreement	43

7.6. Landlord Consents and Releases	43

7.7. New Vendor Arrangements	44

7.8. Transitional Arrangements	44

7.9. Debt; Liens	44

8. TERMINATION.	44

8.1. Termination of Agreement	44

8.2. Effect of Termination	45

9. INDEMNIFICATION	45

9.1. Survival	45

9.2. Indemnification	45

10. MISCELLANEOUS	50

10.1. Entire Agreement	50

10.2. Amendment or Waiver	51

10.3. Severability	51

10.4. Successors and Assigns	51

10.5. Notices	52

10.6. Governing Law	53

10.7. Consent to Jurisdiction	53

10.8. WAIVER OF JURY TRIAL	53

10.9. Public Announcements	54

10.10. Third Party Beneficiaries	54

10.11. Expenses	54

10.12. Specific Performance	54

10.13. Schedules	55

10.14. Counterparts	55

10.15. Further Assurances	55

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Working Capital Calculation Schedule
Exhibit D	Form of Press Release
ANNEXES
Annex A	Acquired Subsidiaries; Acquired Theaters
Annex B	Acquired Assets
Annex C	Assumed Liabilities
SCHEDULES
Schedule 1.2.25	Knowledge
Schedule 1.2.30	Liens
Schedule 3.3	Authorization of Governmental Authorities
Schedule 3.4	Non-Contravention
Schedule 3.5.2	Subsidiaries
Schedule 3.6.1.1	Audited Financial Statements
Schedule 3.6.1.2	Interim Rave Financials
Schedule 3.6.1.3	Theater Level Financials
Schedule 3.6.2	Character of Financial Statements
Schedule 3.6.3	Banking Facilities
Schedule 3.6.4	Debt; Letters of Credit; Guarantees
Schedule 3.7	Title to Assets
Schedule 3.8	Acquired Business Permits
Schedule 3.9.2	Acquired Business Real Property
Schedule 3.9.3	Occupancy of Real Property
Schedule 3.9.5	Service of Real Property

Schedule 3.9.6	No Violation of Legal Requirements Relating to Real Property
Schedule 3.9.9	Required Maintenance and Improvements by Landlords
Schedule 3.9.10	Required Maintenance and Improvements by Acquired Companies; Condition of Real Property
Schedule 3.9.11	Claims against Landlords
Schedule 3.9.12	Rent Security
Schedule 3.9.13	Land Use
Schedule 3.9.15	Rights of First Refusal; Options to Purchase
Schedule 3.9.16	Landlord Consents
Schedule 3.10	Litigation
Schedule 3.11.6	Intellectual Property Rights
Schedule 3.12	Acquired Company Contractual Obligations
Schedule 3.13	Change in Condition
Schedule 3.14	Insurance
Schedule 3.15	Tax Matters
Schedule 3.17	Labor Matters
Schedule 3.19	Undisclosed Liabilities
Schedule 3.21	Brokers
Schedule 5.2	Operation Pending the Closing
Schedule 5.3.2	Third Party Consents
Schedule 5.3.3	Estoppel Certificates
Schedule 5.3.4	Landlord Release
Schedule 6.7(a)	Landlord Consents
Schedule 6.7(b)	Estoppel Certificates
Schedule 6.8	New Vendor Arrangements
Schedule 7.7	New Vendor Arrangements

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into and dated as of September 28, 2012 by and among Carmike Cinemas, Inc., a Delaware corporation (“Buyer”), Rave Reviews Cinemas, L.L.C., a Delaware limited liability company (“Rave”), and Rave Reviews Holdings, LLC, a Delaware limited liability company and wholly owned Subsidiary (as herein defined) of Rave (the “Company”).

RECITALS

A. Rave and the Subsidiaries of Rave listed on Annex A to this Agreement (each such Subsidiary, an “Acquired Subsidiary” and, collectively, the “Acquired Subsidiaries” and, together with the Company, the “Acquired Companies”) are, together with Rave, engaged in the business (the “Acquired Business”) of owning and operating the 16 motion picture theaters (the “Acquired Theaters”) located at the leased premises listed on Annex A to this Agreement.

B. The Company is a newly-formed limited liability company organized by Rave solely for purposes of entering into this Agreement, consummating the Contemplated Transactions (as herein defined) and, following the Closing (as herein defined), owning and operating the Acquired Business.

C. This Agreement contemplates a business combination transaction whereby Buyer will acquire the Acquired Business from Rave on the Closing Date (as herein defined) by means of (i) the contribution, assignment and transfer by Rave to the Company of the Acquired Assets (as herein defined) and the assumption by the Company of the Assumed Liabilities (as herein defined) (the transactions described in this clause (i) are collectively referred to herein as the “Acquired Business Contribution”), and (ii) immediately after giving effect to the Acquired Business Contribution, the sale, assignment and transfer by Rave to Buyer all of the membership interests in the Company (the “Company Equity Purchase” and, together with the Acquired Business Contribution, the “Contemplated Transactions”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1. DEFINITIONS; CONSTRUCTION.

1.1. Cross Reference Table. The following terms are defined in the Sections of this Agreement identified below and shall have the meanings ascribed to them in such identified Sections when used in this Agreement:

Defined Term	Section Reference
“Acceptable Alternative Arrangements	Section 5.3.7
“Acquired Business”	Recitals
“Acquired Business Contribution”	Recitals
“Acquired Business Permits”	Section 3.8
“Acquired Business Real Property”	Section 3.9.2
“Acquired Companies”	Recitals
“Acquired Company Contractual Obligations”	Section 3.12
“Acquired Leases”	Section 3.9.2
“Acquired Subsidiaries”	Recitals
“Acquired Subsidiary”	Recitals
“Acquired Theaters”	Recitals
“Agreement”	Preamble
“Arbitrator”	Section 2.6.4
“Audited Financials”	Section 3.6.1.1
“Balance Sheet Date”	Section 3.6.1.2
“Base Purchase Price”	Section 2.4
“Buyer”	Preamble
“Buyer Indemnified Persons”	Section 9.2.1
“Claim Certificate”	Section 9.2.4.4
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Company”	Preamble
“Company Equity Purchase”	Recitals
“Confidentiality Agreement”	Section 10.1
“Contemplated Transactions”	Recitals
“Dispute Notice”	Section 2.6.3
“Drop Dead Date”	Section 8.1.4
“Employee Plan”	Section 3.18.1
“Estimated Closing Statement”	Section 2.6.1
“Family Member”	Section 1.2.10
“Financial Statements”	Section 3.6.1.3
“Former Rave Members”	Section 10.4.2
“Fundamental Representation”	Section 9.2.3.1
“Indemnified Person”	Section 9.2.3.3
“Indemnifying Party”	Section 9.2.3.3
“Initial Total Acquisition Consideration”	Section 2.2
“Interim Balance Sheet”	Section 3.6.1.3
“Interim Financials”	Section 3.6.1.3
“Interim Rave Financials”	Section 3.6.1.2
“Last Audited Balance Sheet”	Section 3.6.1.1
“Liquidation Process”	Section 10.4.2
“Multi-Site Contracts”	Section 5.3.7
“New Acquired Theater Contracts”	Section 5.3.7
“New Vendor Contracts”	Section 5.3.7

“Partial Assignments and Releases”	Section 5.3.7
“Pre-Closing Tax Matter”	Section 5.6.8
“Proposed Final Closing Statement”	Section 2.6.2
“Purchase Price Allocation Principles”	Section 5.6.2
“Rave”	Preamble
“Rave Financial Statements”	Section 3.6.1.2
“Receivables”	Section 3.6.5
“Records”	Section 5.1
“Refinancing Debt”	Section 2.5.1
“Schedules”	Section 3 (lead-in)
“Seller Indemnified Persons”	Section 9.2.2
“Seller Related Persons”	Section 4.7
“Straddle Period”	Section 5.6.4
“Target IP”	Section 3.11.1
“Tax Matter”	Section 5.6.8
“Tax Statement”	Section 5.6.3
“Third Party Claim”	Section 9.2.4.1
“Threshold”	Section 9.2.3.1
“Total Acquisition Consideration”	Section 2.4
“Working Capital Calculation Schedule”	Section 1.2.35

1.2. Certain Definitions. In addition to the other terms defined throughout this Agreement and listed in Section 1.1, the following terms shall have the following meanings when used in this Agreement:

1.2.1. “Accounting Principles” means accounting principles, procedures, estimation methodologies and methods that are (a) in accordance with GAAP, consistently applied, and (b) the same as those used in the preparation of the Rave Financial Statements and the Working Capital Calculation Schedule; provided, however, that in the event of any conflict between GAAP or the accounting principles, procedures, estimation methodologies and methods used in the preparation of the Rave Financial Statements, on the one hand, and the accounting principles, procedures, estimation methodologies and methods used in the preparation of the Working Capital Calculation Schedule, on the other hand, the accounting principles, procedures, estimation methodologies and methods used in the preparation of the Working Capital Calculation Schedule shall govern for purposes of determining Net Working Capital.

1.2.2. “Acquired Lease Guaranty” means any guaranty provided by Rave or any of its Affiliates with respect to the obligations of a tenant, subtenant, lessee or sublessee under any Acquired Lease.

1.2.3. “Action” means any action, suit, litigation, arbitration or other similar legal proceeding (whether sounding in contract, tort or otherwise, whether at law or in equity, and whether civil or criminal) that is brought, conducted or heard before any Governmental Authority.

1.2.4. “Affiliate” means, as to any specified Person, each other Person directly or indirectly controlling or controlled by or under common control with the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract. For the avoidance of doubt, the Manager and its Affiliates are not Affiliates of Rave or the Acquired Companies for purposes of this Agreement.

1.2.5. “Assignment and Assumption Agreement” means an assignment and assumption agreement in the form of Exhibit A attached hereto and duly executed by Rave and the Company, effecting the Acquired Business Contribution.

1.2.6. “Business Day” means any day, except any Saturday, Sunday or any other day on which banking institutions in New York, New York, Boston, Massachusetts or Dallas, Texas are authorized or required to close by applicable Legal Requirements.

1.2.7. “Closing Cash Amount” means the amount of cash and cash equivalents (including marketable securities) of the Acquired Companies as of the Closing Date (determined in accordance with GAAP and without giving effect to the impact of the Company Equity Purchase or any related financing or refinancing transactions or the use of any such amounts in connection therewith).

1.2.8. “Closing Debt Amount” means the amount of Debt of the Acquired Companies as of the Closing Date (determined in accordance with GAAP and including any interest, fees, penalties or premiums accruing on the Closing Date but calculated after giving effect to the repayment under Section 2.5.1 of all Liabilities of the Acquired Companies in respect of the Debt outstanding under the Credit Agreement as of the Closing Date). For the avoidance of doubt, the Total Acquisition Consideration shall not be reduced by the amount of indebtedness under the Credit Agreement but the payment to Rave under Section 2.5.4 shall be reduced to take into account the repayment by Buyer on behalf of Rave and its Subsidiaries of Credit Agreement Debt under Section 2.5.1.

1.2.9. “Code” means the United States Internal Revenue Code of 1986.

1.2.10. “Company Affiliated Person” means (a) any director, member, manager, officer or employee of Rave or of any Subsidiary of Rave, (b) any individual with whom any director, member, manager, officer or employee of Rave or of any Subsidiary of Rave has any relation by blood, marriage or adoption (a “Family Member”), (c) any business entity in which any of the Persons described in the immediately preceding clauses (a) and (b) owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such directors, members, managers, officers, employees and Persons in the aggregate), or (d) any Affiliate of Rave or of any director, member, manager, officer or employee of Rave or of any Subsidiary of Rave or, if any of the foregoing is a natural person, any of his or her Family Members.

1.2.11. “Contractual Obligation” means, with respect to any Person, any written or oral contract, agreement, deed, mortgage, lease, sublease, license, sublicense, indenture, note, bond or other document or instrument (including any document or instrument evidencing any indebtedness) to which or by which such Person is legally bound.

1.2.12. “Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 18, 2009, among Rave, as borrower, the other credit parties signatory thereto, as credit parties, General Electric Capital Corporation, as administrative agent, and the lenders and other agents from time to time party thereto as amended by the Extension and Amendment to Amended and Restated Credit Agreement dated as of December 8, 2010 and the Extension and Second Amendment to Amended and Restated Credit Agreement dated as of December 13, 2011, as the same may be further amended or otherwise modified from time to time.

1.2.13. “Debt” means, with respect to the Acquired Companies, without duplication, all liabilities and obligations (including all obligations in respect of the payment of principal, accrued interest, penalties, fees and premiums) of the Acquired Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, or issued or assumed as the deferred purchase price of property, including any “earnout” or similar obligations, and all conditional sale obligations, (c) under any interest rate, currency or other hedging agreements, to the extent payable if terminated at the Closing, or (d) with respect to due and payable reimbursement obligations under stand-by letters of credit and other similar instruments. For the avoidance of doubt, it is hereby acknowledged and agreed that (i) outstanding obligations under undrawn stand-by letters of credit and other similar instruments and (ii) the capitalized liability under GAAP of any capital leases of the Acquired Companies (and any other liabilities relating to lease obligations of the Acquired Companies that are required by GAAP to be reflected on a balance sheet of the Acquired Companies) shall not constitute “Debt” for purposes of this Agreement.

1.2.14. “Environmental Laws” means all Legal Requirements as of the date hereof of any Governmental Authority having jurisdiction over the Acquired Companies or the properties upon which the Acquired Business is conducted addressing pollution or the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Legal Requirements (including implementing regulations).

1.2.15. “ERISA” means the Employee Retirement Income Security Act of 1974.

1.2.16. “Escrow Agent” means Wells Fargo Bank, National Association (or another Escrow Agent mutually agreed to by Buyer and Rave prior to the Closing Date), or any successor Escrow Agent appointed pursuant to the Escrow Agreement.

1.2.17. “Escrow Agreement” means the Escrow Agreement by and among Buyer, Rave and the Escrow Agent substantially in the form of Exhibit B hereto.

1.2.18. “Escrow Amount” means an amount equal to $2,850,000.

1.2.19. “Escrow Funds” means the funds from time to time held in the escrow account maintained by the Escrow Agent pursuant to the Escrow Agreement.

1.2.20. “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.2.21. “Governmental Authority” means any domestic or foreign federal, state, local or municipal government or any subdivision, agency, commission or authority thereof or any regulatory or administrative agency thereof or any court or arbitrator of competent jurisdiction.

1.2.22. “Governmental Order” means any award, injunction, judgment, order, consent decree or decree issued or made by or entered into with any Governmental Authority.

1.2.23. “Hazardous Substance” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws, (b) asbestos, (c) PCBs, (d) any other hazardous, radioactive or toxic substance, material, pollutant or contaminant regulated under any Environmental Law, and (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof.

1.2.24. “Intellectual Property” means any (a) patent or patent application and any continuations, divisionals, continuations-in-part, renewals or reissues of the foregoing, (b) trademark or service mark and any registrations and applications relating to trademarks or service marks, (c) copyright or work of authorship and registrations and applications for copyrights or works of authorship, (d) Internet domain names, (e) software, (f) trade secrets, or (g) proprietary databases.

1.2.25. “Knowledge” means, with respect to Rave or the Company, the actual knowledge of any of the individuals listed on Schedule 1.2.25 after reasonable inquiry of Manager (it being understood that neither Rave nor the Company, or to the Knowledge of the Company, Manager, has conducted any title or environmental surveys or searches or made any inspection of the physical condition of the Acquired Business Real Property in connection with the preparation of this Agreement and the Schedules and no such undertaking shall be required to establish that “reasonable inquiry” was made of the Manager).

1.2.26. “Landlord Consent” means a consent agreement executed and delivered by the applicable landlord with respect to each Acquired Lease where such consent is needed, pursuant to which the applicable landlord consents to the respective assignment of each applicable Acquired Lease and agrees to deliver to Rave at Closing the respective Landlord Release for each such Acquired Lease.

1.2.27. “Landlord Release” means a release from a landlord, of the applicable guarantor, each substantially in the form reasonably approved by Rave, under the applicable Acquired Lease and applicable Acquired Lease Guaranty.

1.2.28. “Legal Requirement” means any domestic or foreign federal, state, local or municipal constitution, treaty, statute, common law, ordinance, code, rule or regulation.

1.2.29. “Liabilities” means liabilities, obligations or legally binding commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

1.2.30. “Lien” means any charge, deed of trust, mortgage, pledge, lien, security interest, attachment or other similar encumbrance; provided, however, that the term “Lien” shall not include (a) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (b) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of Acquired Business Real Property so long as none of the foregoing, either individually or in the aggregate, materially impairs the use of such Acquired Business Real Property by the occupant thereof under the applicable Acquired Lease in the manner in which it is currently used or for which it is permitted to be used pursuant to the applicable Acquired Lease, (c) encumbrances recorded by or against the fee owners of any Acquired Business Real Property, (d) liens to secure landlords’ or lessors’ rights under the Acquired Leases, (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (f) liens incurred in the ordinary course of business in favor of carriers, warehousemen, mechanics, materialmen and other similar Persons, liens to secure claims for labor, materials or supplies and other similar liens incurred in the ordinary course of business and which are not past due by more than sixty (60) days, (g) restrictions on transfer of securities imposed by applicable state or federal securities laws, (h) matters disclosed in any title insurance policies made available to Buyer (or a representative thereof) prior to the date hereof so long as none of the foregoing, either individually or in the aggregate, materially impairs the use of such Acquired Business Real Property by the occupant thereof under the applicable Acquired Lease in the manner in which it is currently used or for which it is permitted to be used pursuant to the applicable Acquired Lease, (i) liens securing obligations under the Credit Agreement and related “Loan Documents” (as therein defined), provided that the foregoing are satisfied and discharged in full at or prior to Closing, (j) deposits to secure the performance of bids, trade contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (k) liens securing any payment or other obligation that will be discharged at or prior to Closing and (l) liens disclosed on Schedule 1.2.30.

1.2.31. “Loss” means any liability, loss, damage, fine, penalty, fee, cost, expense or amount paid in settlement (in each case, including reasonable attorneys’ fees and expenses incurred in connection therewith).

1.2.32. “Management Agreement” means the Management Services Agreement, dated as of December 18, 2009, by and among Rave Cinemas, LLC, Rave Holdings, LLC and Rave.

1.2.33. “Manager” means the “Manager” (as defined in the Management Agreement).

1.2.34. “Material Adverse Effect” means any event, change, condition, effect, occurrence or circumstance that is materially adverse to the Acquired Business, taken as a whole, or the business, operations, assets, financial condition or results of operations of the Acquired Companies, taken as a whole, or that materially and adversely affects the ability of Rave or the Company to perform its obligations under this Agreement or to consummate the Contemplated Transactions; provided, however, that none of the following (or the results thereof) shall constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes in Legal Requirements or interpretations thereof by any Governmental Authority, but only to the extent that such changes do not have a materially disproportionate effect on the Acquired Business as compared to other participants in the industry in which the Acquired Companies operates, (b) changes in GAAP, (c) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets but only to the extent that such changes do not have a materially disproportionate effect on the Acquired Business as compared to other participants in the industry in which the Acquired Companies operate, (d) events, changes, conditions, effects, occurrences or circumstances generally affecting the industry in which the Acquired Companies operate, but only to the extent that such events, changes, conditions, effects, occurrences or circumstances do not have a materially disproportionate effect on the Acquired Business as compared to other participants in the industry in which the Acquired Companies operate, (e) hurricanes, natural disasters and other similar acts of God, national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any other national or international hostilities, acts of terror or acts of war, but only to the extent that such events, changes, conditions, effects, occurrences or circumstances do not have a materially disproportionate effect on the Acquired Business as compared to other participants in the industry in which the Acquired Companies operate, (f) any failure of the Acquired Business to meet projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been a

Material Adverse Effect) or (g) the announcement of this Agreement (including any action or inaction by the customers, landlords, vendors, employees, consultants or competitors of the Acquired Business) or the consummation of the Contemplated Transactions (except to the extent such event, change, condition, effect, occurrence or circumstance arises or results from a breach of any of the representations and warranties set forth in Section 3.4, in which case the exclusion in this clause (g) shall not apply).

1.2.35. “Net Working Capital” means the remainder of (a) the consolidated current assets of the Acquired Business (excluding cash and cash equivalents) reflected in the line items included in the sample calculation of net working capital provided on Exhibit C hereto (the “Working Capital Calculation Schedule”) minus (b) the consolidated current liabilities of the Acquired Business reflected in the line items included in the Working Capital Calculation Schedule (excluding the current portions of Debt and any accrued liabilities that constitute Seller Transaction Expenses), in each case, calculated as of the close of business on the Closing Date in accordance with the Accounting Principles.

1.2.36. “Net Working Capital Adjustment Amount” means the difference between (a) Net Working Capital and (b) the Net Working Capital Target (it being understood that the Net Working Capital Adjustment Amount shall be a positive number (resulting in an increase in the Total Acquisition Consideration under Section 2.4) if Net Working Capital is greater than the Net Working Capital Target and that the Net Working Capital Adjustment Amount shall be a negative number (resulting in a decrease in the Total Acquisition Consideration under Section 2.4) if Net Working Capital is less than the Net Working Capital Target).

1.2.37. “Net Working Capital Target” means a dollar amount equal to negative $10,600,000.

1.2.38. “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and similar documents relating to the organization or governance of such Person, in each case, as amended or supplemented.

1.2.39. “Owned IP” means any Intellectual Property owned by any of the Acquired Companies.

1.2.40. “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union or Governmental Authority.

1.2.41. “Replacement Theater Lease Guaranty” means any guaranty provided by Buyer or any of its Affiliates with respect to the obligations of a tenant or lessee under any Acquired Lease, in form and substance acceptable to the landlord under such Acquired Lease, and sufficient to induce such landlord to issue the applicable Landlord Release.

1.2.42. “Seller Transaction Expenses” means (a) all costs, fees and expenses (including fees and expenses of lawyers, accountants, investment bankers and other advisors) incurred by Rave and its Subsidiaries (including the Acquired Companies) through the Closing in connection with the negotiation, execution and delivery of this Agreement and any related agreements or documents and the consummation of the Contemplated Transactions, to the extent such costs, fees and expenses have not been paid prior to the Closing Date, and (b) any bonuses or severance payments payable to employees or consultants of the Acquired Companies pursuant to arrangements entered into prior to the Closing that have not been paid prior to the Closing Date. For the avoidance of doubt, “Seller Transaction Expenses” does not include amounts payable by Rave or its Subsidiaries (other than the Acquired Companies) to Manager under the Management Agreement.

1.2.43. “Subsidiary” means any Person of which another specified Person owns directly or indirectly at least a majority of the outstanding capital stock (or other securities) entitled to vote generally or otherwise having the power to elect a majority of the board of directors (or similar governing body) of such Person.

1.2.44. “Tax” (and, with correlative meaning “Taxes” and “Taxable”) means any domestic or foreign federal, state, local or municipal income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property, value added, excise, severance, stamp, occupation, windfall profits, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, including any interest, penalties or additions thereto.

1.2.45. “Tax Return” means any return or report (including information returns) required to be filed with any Taxing Authority in connection with the collection of any Tax (including any amendment thereof).

1.2.46. “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Taxes

1.2.47. “Transition Services Agreement” means certain agreement(s) to be entered into on or prior to the Closing Date among Rave, Buyer, the Company and the Manager pursuant to which the parties thereto, as applicable, shall agree to certain arrangements with respect to the Acquired Business (including, but not limited to, arrangements with respect to access to books and records, license of certain intellectual property owned by the Manager, transfer of employees from the Manager to Buyer, Buyer’s acceptance of Rave branded gift cards and changes to the cash management system of the Company) following the Closing.

1.2.48. “Treasury Regulations” means the regulations promulgated under the Code.

1.3. Certain Matters of Construction.

1.3.1. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

1.3.2. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

1.3.3. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

1.3.4. References to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to, this Agreement, unless otherwise specified.

1.3.5. Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

1.3.6. The word “including” means including without limitation.

1.3.7. Any reference to “$” or “dollars” means United States dollars.

1.3.8. References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time.

1.3.9. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

2. THE CONTEMPLATED TRANSACTIONS.

2.1. Acquired Business Contribution.

2.1.1. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, prior to the consummation of the Company Equity Purchase pursuant to Section 2.2 below, Rave and the Company shall consummate the Acquired Business Contribution as follows:

2.1.1.1. Rave shall transfer and assign, and the Company shall acquire from Rave, all of the Acquired Assets (as defined on Annex B); and

2.1.1.2. Rave shall transfer and assign, and the Company shall assume, only the Assumed Liabilities (as defined on Annex C) and no other Liabilities.

2.2. Company Equity Purchase. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, immediately after giving effect to the Acquired Business Contribution, Rave shall sell, transfer and assign to Buyer, and Buyer shall acquire from Rave, 100% of the then outstanding membership interests in the Company (free and clear of all charges, mortgages, pledges, liens, security interests, attachments or other similar encumbrances other than Liens of the type referred to in clauses (a) and (g) of the definition of Liens), in consideration of the payment by Buyer to Rave by wire transfer of immediately available funds of an amount equal to (a) the Total Acquisition Consideration (as estimated pursuant to Section 2.6.1) less (b) the Escrow Amount (the “Initial Total Acquisition Consideration”). The consideration payable for all of the membership interests in the Company shall be subject to adjustment in accordance with Sections 2.6 and 9 below and shall be increased by any amounts from time to time distributed pursuant to the terms and conditions of the Escrow Agreement.

2.3. Closing. The consummation of the Contemplated Transactions (the “Closing”) will take place at 10:00 a.m. (New York City time) at the offices of Ropes & Gray LLP at 1211 Avenue of the Americas, New York, New York on the first Friday that is a Business Day following the day on which the conditions set forth in Sections 6 and 7 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, on such other date or at such other time as Buyer and Rave may agree (such date of Closing, the “Closing Date”); provided that if the conditions set forth in Sections 6 and 7 are satisfied or waived prior to the Drop Dead Date and the first Friday that is a Business Day following the day on which such conditions have been satisfied or waived is after the Drop Dead Date, then the Drop Dead Date will be extended to such Friday. Subject to the provisions of Section 8 of this Agreement, the failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

2.4. Determination of Total Acquisition Consideration. The aggregate consideration to be paid by Buyer in connection with the Contemplated Transactions (the “Total Acquisition Consideration”) shall be an amount in cash equal to (a) $19,000,000 (the “Base Purchase Price”) plus (b) the Closing Cash Amount minus (c) the Closing Debt Amount minus (d) the Seller Transaction Expenses plus (e) the Net Working Capital Adjustment Amount (which may be a negative number, and therefore a reduction to the Total Acquisition Consideration, if Net Working Capital is less than the Net Working Capital Target). The Total Acquisition Consideration shall be subject to adjustment in accordance with Sections 2.6 and 9 and the terms and conditions of the Escrow Agreement.

2.5. Payment of the Estimated Total Acquisition Consideration; Repayment of Credit Agreement Debt and Seller Transaction Expenses. At the Closing, Buyer will pay the following amounts by wire transfer of immediately available funds to accounts specified in writing by Rave to Buyer at least two (2) Business Days prior to the Closing:

2.5.1. to the Company’s lenders under the Credit Agreement, the amounts required to pay and satisfy in full all Debt under the Credit Agreement (the “Refinancing Debt”);

2.5.2. to the Escrow Agent, the Escrow Amount;

2.5.3. to each of the Persons to whom Seller Transaction Expenses are payable, an amount sufficient to pay such Seller Transaction Expenses; and

2.5.4. to Rave, the Initial Total Acquisition Consideration less the amount paid pursuant to Section 2.5.1.

2.6. Estimated Closing Statement; Post-Closing Adjustment.

2.6.1. Estimated Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Rave will cause to be prepared and will provide to Buyer a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail Rave’s estimates of the Total Acquisition Consideration, the Closing Cash Amount, the Closing Debt Amount, the Seller Transaction Expenses and the Net Working Capital Adjustment Amount (in each case, together with reasonable detail and supporting calculations). The estimated Net Working Capital calculation reflected in the Estimated Closing Statement will be prepared in accordance with the Accounting Principles and this Agreement. The Initial Total Acquisition Consideration shall be calculated using the estimates reflected in the Estimated Closing Statement. At all times after the delivery of the Estimated Closing Statement and prior to the Closing, Rave shall (a) provide Buyer and its representatives and its advisors a reasonable opportunity to review, during normal business hours and upon reasonable advance notice, Rave’s and the Acquired Subsidiaries’ books and records and the working papers related to the preparation of the Estimated Closing Statement (including the determinations included therein), and (b) use commercially reasonable efforts to provide Buyer and its representatives and advisors reasonable access, during normal business hours and upon reasonable advance notice, to knowledgeable employees of the Manager who provide management and accounting services to Rave and its Subsidiaries in order to facilitate Buyer’s and its representatives’ and advisors’ review of the Estimated Closing Statement. Rave shall make all appropriate revisions, if any, to the Estimated Closing Statement as are reasonably and mutually agreed upon by Rave and Buyer.

2.6.2. Closing Statement. Within sixty (60) days after the Closing Date, Buyer will, at Buyer’s sole cost and expense, prepare or cause to be prepared, and will provide to Rave, a written statement setting forth in reasonable detail and with supporting calculations, Buyer’s proposed final determination of the Total Acquisition Consideration, the Closing Cash Amount, the Closing Debt Amount, the Seller Transaction Expenses and the Net Working Capital Adjustment Amount (the “Proposed Final Closing Statement”). The Proposed Final Closing Statement shall be prepared in accordance with the Accounting Principles and this Agreement. Buyer and its Subsidiaries (including the Acquired Companies) and their respective employees and accountants shall assist Rave and its accountants and other representatives in Rave’s review of the Proposed Final Closing Statement. For purposes of such review, Buyer and its Subsidiaries (including the Acquired Companies) shall provide Rave and its accountants and other representatives reasonable access, during normal business hours and upon reasonable advance notice, to knowledgeable employees and accounting professionals of Buyer and its Subsidiaries (including the Acquired Companies) in order to facilitate Rave’s and its representatives’ and advisors’ review of the Proposed Final Closing Statement.

2.6.3. Dispute Notice. The Proposed Final Closing Statement will be final, conclusive and binding on the parties unless Rave provides a written notice (a “Dispute Notice”) to Buyer no later than the sixtieth (60th) day after delivery of the Proposed Final Closing Statement setting forth in reasonable detail (a) any item on the Proposed Final Closing Statement which Rave disputes or otherwise believes has not been prepared in accordance with the Accounting Principles or this Agreement and (b) the alternative amount calculated by Rave with respect to such item in accordance with the Accounting Principles and this Agreement. Any item or amount to which no dispute is raised in a Dispute Notice timely delivered will be final, conclusive and binding on the parties as of the end of such sixtieth (60th) day.

2.6.4. Resolution of Disputes. Buyer and Rave will attempt to resolve any matters raised in a Dispute Notice in good faith. Beginning on the twentieth (20th) Business Day after delivery of the Dispute Notice, either Buyer or Rave may provide written notice to the other that it elects to submit the disputed items to McGladrey LLP or another nationally recognized independent accounting firm chosen by mutual agreement of Rave and Buyer (the “Arbitrator”). The Arbitrator will promptly, in accordance with the rules set forth in the Arbitrator’s engagement letter and its customary practices, review only those items and amounts objected to in the Dispute Notice and resolve all such disputed items in accordance with this Agreement, the Accounting Principles and the written presentations made by Buyer and Rave and their respective representatives and advisors, and not by independent review. In any such case, a single partner of the Arbitrator selected by the Arbitrator in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Acquired Business operates shall act for the Arbitrator in the determination proceeding, and such partner shall render a written decision with respect to such dispute, including a statement in reasonable detail of the basis for its decision. The decision of the Arbitrator with respect to the disputed items of the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties, effective as of the date the Arbitrator’s written decision is received by Buyer and Rave. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the

Arbitrator (including by executing a customary engagement letter reasonably acceptable to the Arbitrator and the parties) and to cause the Arbitrator to resolve any such dispute as soon as practicable after the commencement of the Arbitrator’s engagement. The costs and fees related to such determination by the Arbitrator, including the costs relating to any negotiations with the Arbitrator with respect to the terms and conditions of the Arbitrator’s engagement, will be paid by Buyer and Rave on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Arbitrator for resolution that ultimately are awarded to each of Buyer, on the one hand, and Rave, on the other hand. For example, if $100,000 is in dispute, and of that amount the Arbitrator awards $75,000 to Buyer and $25,000 to Rave, then Buyer will be responsible for 25%, and Rave 75%, of the costs and fees of the Arbitrator. Buyer and Rave shall each pay their own fees and expenses related to such determination, and each of Buyer and Rave will bear their own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. For purposes of clarity, the “Final Closing Statement” shall mean (i) if a Dispute Notice is not delivered by Rave within the period provided in Section 2.6.3, the Proposed Final Closing Statement as prepared by Buyer or (ii) if such a Dispute Notice is delivered by Rave, either (x) if the matters raised in the Dispute Notice are resolved by agreement of the parties, the Proposed Final Closing Statement with such adjustments as agreed to in writing by Buyer and Rave or (y) if the matters raised in the Dispute Notice are resolved by the Arbitrator in accordance with Section 2.6.4, the Proposed Final Closing Statement with such adjustments as determined by the Arbitrator in accordance with Section 2.6.4.

2.6.5. Adjustment Payment. Promptly, and in any event no later than the fifth (5th) Business Day after the determination of the Final Closing Statement in accordance with this Section 2.6:

2.6.5.1. If the Total Acquisition Consideration, as finally determined pursuant to this Section 2.6 exceeds the estimated Total Acquisition Consideration reflected on the Estimated Closing Statement and used for purposes of the Closing Date payments pursuant to Section 2.5, then Buyer will pay an amount equal to such excess by wire transfer of immediately available funds to Rave; provided, however, that in no event shall such amount exceed $5,000,000.

2.6.5.2. If the estimated Total Acquisition Consideration reflected on the Estimated Closing Statement and used for purposes of the Closing Date payments pursuant to Section 2.5 exceeds the Total Acquisition Consideration, as finally determined pursuant to this Section 2.6, then Rave and Buyer shall jointly direct the Escrow Agent to disburse by wire transfer of immediately available funds to an account specified by Buyer an amount equal to the lesser of such excess and the amount of the Escrow Funds. Buyer shall be entitled to payments under this Section 2.6.5.2 solely out of the Escrow Funds, and in no event shall Buyer be entitled to an amount in excess of the aggregate amount in the Escrow Funds.

The parties will treat any payment received pursuant to Section 2.6.5.1 or Section 2.6.5.2 as an adjustment to purchase price for Tax and financial reporting purposes to the extent permitted by applicable Legal Requirements.

2.7. Escrow. At Closing, (a) Buyer and Rave shall enter into (and cause the Escrow Agent to enter into) the Escrow Agreement and (b) Buyer will deposit the Escrow Amount in escrow in accordance with the Escrow Agreement. The Escrow Amount shall be held and, subject to Sections 2.6 and 9, released to Rave in accordance with the provisions of the Escrow Agreement.

2.8. Tax Withholding. Buyer shall be entitled to deduct and withhold, and to cause the Escrow Agent to deduct and withhold, from the amounts otherwise payable pursuant to this Section 2 or the Escrow Agreement to Rave such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Tax law, and Buyer and Escrow Agent, as applicable, shall be responsible for making any required filings with and payments to a Taxing Authority relating to any such deduction or withholding. Buyer shall notify Rave, at least five (5) Business Days prior to the Closing Date, of any amounts they believe are required to be deducted and withheld in respect of the Contemplated Transactions. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to, or for the benefit of, Rave.

3. REPRESENTATIONS AND WARRANTIES OF RAVE AND THE COMPANY. Except as provided in the disclosure schedules delivered to Buyer by Rave and the Company on the date of this Agreement (the “Schedules”), which Schedules have been prepared by Rave and the Company in accordance with, and qualify the representations and warranties contained in this Section 3 in the manner provided in, Section 10.13, each of Rave and the Company represents and warrants to Buyer as follows as of the date of this Agreement and, if the Closing occurs, as of the Closing Date (in each case, assuming, unless otherwise expressly stated below, that the Acquired Business Contribution has been completed in accordance with this Agreement):

3.1. Organization, Power, Standing and Authority. Each of Rave and the Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own its properties and to carry on its business as currently conducted. Each of Rave and the Company is duly qualified or licensed to do business as a foreign limited liability company, and is in good standing (to the extent such concept is applicable) as such, in each other jurisdiction where it is required to so qualify or be licensed to do business.

3.2. Validity of Agreement. Each of Rave and the Company has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions. This Agreement has been duly authorized by all necessary action on the part of the managers and members of each of Rave and the Company. This Agreement has been duly executed and delivered by each of Rave and the Company. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of each of Rave and the Company, enforceable against each of Rave and the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

3.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 3.3, no action by (including the granting of any consent, approval, authorization, permit, waiver or order), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by each of Rave and the Company of this Agreement or the consummation by Rave and the Company of the Contemplated Transactions.

3.4. Non-Contravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by Rave and the Company of this Agreement nor the consummation of the Contemplated Transactions by Rave and the Company will:

3.4.1. assuming the taking of all required actions by (including the obtaining of each necessary consent, approval, authorization, permit, waiver and order), or in respect of, and the making of all required filings with, in each case, as set forth on Schedule 3.3, Governmental Authorities, violate any Legal Requirement applicable to Rave or any Acquired Company; or

3.4.2. conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, or require any offer to purchase or prepayment of any indebtedness or other liability under, or result in the creation of any Lien upon or forfeiture of any of the rights, properties or assets of Rave or any Acquired Company under, any of the terms, conditions or provisions of (i) any Governmental Order specifically applicable to Rave, the Acquired Business or any Acquired Company, (ii) any Acquired Company Contractual Obligation or Contractual Obligation of Rave, (iii) any Acquired Lease, (iv) any Acquired Business Permit or (v) the Organizational Documents of any Acquired Company or Rave.

3.5. Capitalization and Subsidiaries.

3.5.1. At all times prior to the Company Equity Purchase, all of outstanding membership interests in the Company are owned by Rave, free and clear of all charges, mortgages, pledges, liens, security interests, attachments or other similar encumbrances, other than Liens of the type referred to in clauses (a), (g) and (i) of the definition of Liens. Except for the membership interest owned by Rave, there are no other membership or other equity interests in the Company or any outstanding subscriptions, options, warrants, calls, rights or convertible, exercisable or exchangeable securities or any other agreements or other instruments in effect giving any Person the right to acquire any membership or other equity interests in the Company. There are no trusts, agreements, commitments, undertakings, understandings, proxies or other restrictions which restrict or limit, or otherwise relate to, the voting, sale or other disposition of any membership interests in the Company. The Company has delivered to Buyer a true, accurate and complete copy of the certificate of formation of each Acquired Company and each Acquired Company’s limited liability company agreement (each as amended, modified or supplemented).

3.5.2. Schedule 3.5.2 sets forth a true and complete list of the name and jurisdiction of organization of each Acquired Subsidiary. Each Acquired Subsidiary is duly formed and validly existing under the laws of its jurisdiction of organization, has the requisite power and authority to own its properties and to carry on its business as currently conducted. Each Acquired Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent such concept is applicable), in each jurisdiction where it is required to so qualify or be licensed to do business. Except as set forth in Schedule 3.5.2, each Acquired Subsidiary is wholly-owned (by Rave prior to the Acquired Business Contribution and by the Company after the Acquired Business Contribution) either directly or indirectly by way of ownership through another Acquired Subsidiary, free and clear of all Liens. There is no Contractual Obligation pursuant to which Rave or any Subsidiary of Rave has granted any Person any option, warrant or other right to acquire any securities of, or equity interests in, any Acquired Company.

3.5.3. No Acquired Company owns, directly or indirectly, any capital stock or other equity interest in any Person that is not an Acquired Subsidiary.

3.6. Financial Statements.

3.6.1. Financial Information. The Company has heretofore delivered to Buyer copies of each of the following:

3.6.1.1. the audited consolidated balance sheets of Rave as of December 30, 2010 and December 29, 2011 (the “Last Audited Balance Sheet”) and the related audited consolidated statements of operations, members’ equity and cash flows for the applicable fiscal years then ended (together with the Last Audited Balance Sheet, the “Audited Financials”);

3.6.1.2. the unaudited consolidated balance sheet (the “Interim Balance Sheet”) of Rave as of June 28, 2012 (the “Balance Sheet Date”), and the related unaudited consolidated statement of operations and cash flows of Rave for the 6-fiscal month period ending on the Balance Sheet Date (the “Interim Rave Financials” and together with the Audited Financials, the “Rave Financial Statements”); and

3.6.1.3. a theater-level statement of operations for each of the Acquired Theaters, in each case, for the six-fiscal month period ending on the Balance Sheet Date (together with the Interim Rave Financials, the “Interim Financials” and, together with the Rave Financial Statements, the “Financial Statements”).

3.6.2. Character of Financial Information. Except as set forth on Schedule 3.6.2, the Financial Statements (including the notes thereto in the case of the Audited Financials): (a) were prepared and are in accordance with the books and records of Rave and its Subsidiaries, (b) in the case of the Rave Financial Statements, have been prepared on a consolidated basis in accordance with GAAP, consistently applied throughout the periods indicated, subject, in the case of the Interim Rave Financials, to normal year-end audit adjustments (the effect of which will not be materially adverse) and to the absence of footnote disclosures, and (c) fairly present in all material respects the financial position of Rave and its Subsidiaries or the applicable Acquired Theater, as applicable, as at the respective dates thereof and results of the operations and changes in financial position of Rave and its Subsidiaries or the applicable Acquired Theater, as applicable, for the respective periods covered thereby.

3.6.3. Banking Facilities. Schedule 3.6.3 sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which any Acquired Company has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by an Acquired Company thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement, in each case, prior to giving effect to any changes to the cash management system of Rave and its Subsidiaries that may be agreed upon pursuant to the Transition Services Agreement.

3.6.4. Debt; Letters of Credit; Guarantees. No Acquired Company has any liability or obligation in respect of Debt or any standby letter of credit (or similar instrument), in each case, except as set forth on Schedule 3.6.4. Except as set forth on Schedule 3.6.4, no Acquired Company has any liability or obligation in respect of a guarantee of any Debt or other liability or obligation of any other Person (other than another Acquired Company).

3.6.5. Accounts Receivable. All accounts receivable of the Acquired Companies that were reflected on the Interim Balance Sheet that have not been collected (the “Receivables”) represent valid obligations payable to an Acquired Company arising from bona fide transactions entered into by Rave or a Subsidiary thereof in the ordinary course of business and consistent with past practices and are current and are collectible (net of any reserves related thereto set forth on the Interim Balance Sheet) without resort to legal proceedings or collections agencies. Neither Rave nor any Subsidiary of Rave has factored any of the Receivables.

3.7. Assets. Except as set forth on Schedule 3.7, and except for assets which have been sold or otherwise disposed of since the Balance Sheet Date, one or more of the Acquired Companies have good title, free and clear of all Liens, to all of the material assets reflected as being owned by the Acquired Companies on the Interim Balance Sheet. All of the equipment owned by the Acquired Companies (a) is, in all material respects, adequate and suitable for its present use, (b) is in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (c) has been maintained, in all material respects, in accordance with normal industry practice. Except as set forth on Schedule 3.7, except for the equipment or other tangible personal property used by Rave in the Acquired Business or one or more of the Acquired Companies in each case pursuant to the terms of an equipment lease, vendor agreement, license or other Contractual Obligation disclosed on Schedule 3.12, no Person other than Rave or an Acquired Company owns any material equipment or other material tangible personal property located at the Acquired Business Real Property.

3.8. Licenses, Permits, Compliance with Laws. Except as set forth on Schedule 3.8, the Acquired Companies hold all licenses, permits, franchises and other authorizations under any Legal Requirement that are necessary for the conduct of the Acquired Business (the “Acquired Business Permits”). The Acquired Business Permits are valid and in full force and effect and no Acquired Company is in breach or violation of, or default under, any such Acquired Business Permit. No Acquired Company is in material breach or violation of, or default under, any Legal Requirement or Governmental Order applicable to such Acquired Company.

3.9. Real Property.

3.9.1. The Acquired Companies do not own any real property.

3.9.2. Schedule 3.9.2 sets forth an accurate and complete list of the addresses of all real property leased or subleased by the Acquired Companies (the “Acquired Business Real Property”), the name and address of each landlord thereunder, and the address where rent is required to be paid (if different from the address of the landlord). Each applicable Acquired Company owns a valid leasehold or subleasehold (as applicable) estate in the demised premises described in the applicable lease or sublease. Schedule 3.9.2 also identifies each lease or sublease (together with each and every amendment, modification and supplement thereto, and, to the Knowledge of the Company, each and every notice of exercise of rights, side letters or other agreements related thereto) under which such Acquired Business Real Property is occupied by the Acquired Companies including the date of and legal name of each of the parties as originally set forth in such lease or sublease (collectively, the “Acquired Leases”), and except as set forth on Schedule 3.9.2, there have been no amendments, modifications or supplements, or any notices of exercise of rights, side letters or other agreements related to the Acquired Leases. Except as set forth on Schedule 3.9.2, each Acquired Lease is the legal, valid and binding obligation of the applicable Acquired Company party thereto, and, to the Knowledge of the Company, the other parties thereto, enforceable against such Acquired Company and, to the Knowledge of the Company, the other parties thereto, in each case, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Except as set forth on Schedule 3.9.2, no material breach or default by the applicable Acquired Company under any Acquired Lease has occurred and is continuing, and to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default. To the Knowledge of the Company, except as set forth on Schedule 3.9.2, no material breach or default by any other Person under any Acquired Lease has occurred and is continuing, and no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default. The Company has delivered to Buyer accurate and complete copies of all of the Acquired Leases, in each case as amended or otherwise modified and in effect. Except as set forth on Schedule 3.9.2, none of Rave or any of its Subsidiaries has received any notice of any assignment, pledge or hypothecation by any landlord of the Acquired Leases or the rents payable thereunder.

3.9.3. Except as set forth on Schedule 3.9.3, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Acquired Business Real Property by the Acquired Companies and there is no Person (other than any Acquired Company) in possession of the Acquired Business Real Property.

3.9.4. No condemnation Action is pending or, to the Knowledge of the Company, threatened in writing, that would preclude or materially impair the use of any Acquired Business Real Property.

3.9.5. Except as disclosed on Schedule 3.9.5, there are no service contracts or management agreements applicable to the Acquired Business Real Property to which the Company or any of its Subsidiaries is a party, other than those which may be terminated without penalty by an Acquired Company after Closing upon less than ninety (90) days’ prior written notice.

3.9.6. Except as disclosed on Schedule 3.9.6, no Acquired Company has received written notice from any Governmental Authority that any of the Acquired Business Real Property is in violation of any Legal Requirement.

3.9.7. The respective leasehold estates of the Acquired Companies in the Acquired Business Real Property are not subject to any Liens other than Liens that will be released at Closing.

3.9.8. No rent has been prepaid under any Acquired Lease for any period beyond the month immediately following Closing.

3.9.9. Except as set forth on Schedule 3.9.9, each landlord under the Acquired Leases has completed all maintenance, repair and replacements and all upfit or improvements required to be completed by such landlord under the Acquired Leases.

3.9.10. Except as set forth on Schedule 3.9.10, to the Knowledge of the Company (i) each Acquired Company has completed all maintenance, repair and replacements and all upfit or improvements required to be completed by it as tenant under the Acquired Leases, and (ii) the demised premises and related improvements which are the subject of the Acquired Leases are in good condition for their current use and, to the Company’s Knowledge, are free from structural defects or material deferred maintenance.

3.9.11. The Company has no Knowledge of any claim for any rent concessions, abatements, set-offs, reimbursements or any other claims against the landlords under the Acquired Leases except as set forth on Schedule 3.9.11.

3.9.12. Except as set forth on Schedule 3.9.12, no Acquired Company has deposited any sums as and for security for the payment of rent and compliance with the terms of Acquired Leases.

3.9.13. Except as set forth on Schedule 3.9.13, to the Knowledge of the Company, no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Acquired Business Real Property is pending or threatened. Neither Rave nor any of its Subsidiaries has received any written notice of any violation of applicable zoning and land use regulations affecting the Acquired Business Real Property and, to the Knowledge of the Company, there are no current violations of applicable zoning and land use regulations affecting the Acquired Business Real Property.

3.9.14. Neither Rave nor any of its Subsidiaries has received written notice of any pending improvements, liens or special assessments to be made against the Acquired Business Real Property from any Governmental Authority for which the tenant under the Acquired Leases would be responsible

3.9.15. Except as set forth on Schedule 3.9.15, there are no rights of first refusal or options to purchase the Acquired Business Real Property (or any part thereof) contained in any agreement affecting the Acquired Business Real Property to which any Acquired Company is a party (or any part thereof).

3.9.16. Except as set forth on Schedule 3.9.16, no landlord’s prior consent is required in connection with the Contemplated Transactions.

3.10. Litigation. Except as disclosed on Schedule 3.10, (a) there is no Action pending or, to the Knowledge of the Company, threatened against any Acquired Company, or against Rave or any of its other Subsidiaries and relating to the Acquired Assets, Acquired Theaters or Acquired Business, (b) no Acquired Company or Acquired Asset is subject to any Governmental Order and (c) to the Knowledge of the Company, no member, shareholder, manager, director, officer or employee of any Acquired Company (in their capacities as such or relating to their employment, services or relationship with any Acquired Company) is subject to any Governmental Order. Except as disclosed on Schedule 3.10, as of the date of this Agreement, there is no Action which an Acquired Company (or Rave or any of its other Subsidiaries relating to the Acquired Assets, Acquired Theaters or Acquired Business) presently intends to initiate.

3.11. Intellectual Property Rights.

3.11.1. The Acquired Companies own, license or have the right to use, all material Intellectual Property rights used in and necessary for the operation of the Acquired Business as currently conducted other than Intellectual Property rights licensed from the Manager and its Affiliates under the Management Agreement and the Intellectual Property License Agreement dated as of December 18, 2009 by and among Rave Cinemas, LLC and Rave, both of which will terminate with respect to the Acquired Theaters as of the Closing other than as may be agreed upon in the Transition Services Agreement (collectively, “Target IP”).

3.11.2. To the Knowledge of the Company, no legal proceedings or orders are pending, have been threatened (including cease and desist letters or demands or offers to license) against the Acquired Companies with regard to any Intellectual Property owned or used by any of the Acquired Companies.

3.11.3. All registrations and applications for registration of material Owned IP are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of the Company, are valid and enforceable.

3.11.4. The Acquired Companies take commercially reasonable actions to protect the Owned IP (including trade secrets and confidential information) and to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites.

3.11.5. To the Knowledge of the Company, the Acquired Companies are not infringing, misappropriating or otherwise violating the Intellectual Property of any Person and the conduct of the Acquired Business as currently conducted does not infringe, misappropriate or otherwise violate, the Intellectual Property of any Person.

3.11.6. Except as set forth on Schedule 3.11.6, the Contemplated Transactions will not violate or result in the breach, modification, or termination of any agreement pursuant to which a third party has licensed or granted any right to the Acquired Companies for use of any item of the Target IP.

3.12. Contracts. Set forth on Schedule 3.12 is a true and complete list of all of the following Contractual Obligations of the Acquired Companies or Rave and its Subsidiaries with respect to the Acquired Assets, the Acquired Theatres or the Acquired Business (collectively, the “Acquired Company Contractual Obligations”):

3.12.1. all Contractual Obligations involving consultants;

3.12.2. all Contractual Obligations (or groups of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, or the lease of equipment, in each case, which will provide for annual payments to or by an Acquired Company in excess of $250,000 or, following the Closing, aggregate payments to or by an Acquired Company in excess of $500,000;

3.12.3. all Contractual Obligations under which an Acquired Company has or will have after the Closing any material liability or obligation to or for the benefit of Rave, any Subsidiary of Rave that is not an Acquired Company, any member of Rave or any Affiliate of any such member of Rave (other than other Acquired Companies);

3.12.4. all Contractual Obligations under which the Acquired Companies have any liability or obligation for any Debt, in respect of any standby letter of credit or which constitute a guarantee of any Debt or other obligation or liability of any other Person (other than another Acquired Company);

3.12.5. all Contractual Obligations under which the Acquired Companies are or may become obligated to pay any amount in respect of deferred or conditional purchase price, indemnification obligations, purchase price adjustment or otherwise in connection with any (a) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person, (b) merger, consolidation or other business combination, or (c) series or group of related transactions or events of a type specified in subclauses (a) and (b);

3.12.6. all Contractual Obligations that limit or restrict any Acquired Company from competing in any business line or any geographic area;

3.12.7. any Contractual Obligation concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;

3.12.8. any Contractual Obligation under which an Acquired Company is, or may become, obligated to pay any transaction or similar bonus or make any severance or termination payment by reason of this Agreement or the Contemplated Transactions;

3.12.9. any outstanding powers of attorney executed by or on behalf of any Acquired Company;

3.12.10. any Contractual Obligation pursuant to which any Acquired Company licenses any Target IP, other than commercially available computer software programs licensed under standard form licenses;

3.12.11. any Contractual Obligation granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any property or asset that is material to any Acquired Company; and

3.12.12. any Contractual Obligation under which any Acquired Company has advanced or loaned an amount to any Person other than in the ordinary course of business.

Except as set forth on Schedule 3.12, each Acquired Company Contractual Obligation is the legal, valid and binding obligation of the applicable Acquired Company party thereto, and, to the Knowledge of the Company, the other parties thereto, enforceable against such Acquired Company and, to the Knowledge of the Company, the other parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Except as set forth on Schedule 3.12, no material breach or default by the applicable Acquired Company under any Acquired Company Contractual Obligation has occurred and is continuing, and no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default. To the Knowledge of the Company, except as set forth on Schedule 3.12, no material breach or default by any other Person under any Acquired Company Contractual Obligation has occurred and is continuing, and no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default. The Company has delivered or made available to Buyer true, accurate and complete copies of each Acquired Company Contractual Obligation, in each case, as amended or otherwise modified and in effect on the date of this Agreement.

3.13. Change in Condition. From December 29, 2011 through the date of this Agreement (A) no event, change, condition, effect, occurrence or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect and (B) except as set forth on Schedule 3.13, Rave and its Subsidiaries have conducted the Acquired Business only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth on Schedule 3.13, since December 29, 2011 to and including the date of this Agreement, none of Rave or any of the Acquired Companies has:

3.13.1. amended the Organizational Documents of any Acquired Company or adopted or carried out any plan of complete or partial liquidation or dissolution with respect to any Acquired Company;

3.13.2. issued, sold, granted, or otherwise disposed of any equity or debt securities of any Acquired Company;

3.13.3. (i) made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of the equity interests of any Acquired Company (other than cash dividends and distributions by a Subsidiary of Rave to Rave or another Subsidiary of Rave), or (ii) repurchased, redeemed, or otherwise acquired any equity or debt securities of an Acquired Company;

3.13.4. caused an Acquired Company to become liable in respect of any guarantee of Debt or any other material liability or obligation of any other Person or incurred, assumed or otherwise become liable in respect of any Debt, except for guarantees of borrowings under the Credit Agreement;

3.13.5. caused an Acquired Company to (i) merge or consolidate with any Person, (ii) acquire any material assets, except in the ordinary course of business consistent with past practice, or (iii) make any loan, advance or capital contribution to, acquire any equity interests of, or otherwise make any investment in, any business entity (other than loans or advances to, or investments in, Acquired Companies);

3.13.6. permitted any of the material Acquired Assets to become subject to a Lien or sold, leased, licensed or otherwise disposed of any material assets that would have been Acquired Assets, other than in the ordinary course of business consistent with past practice;

3.13.7. paid, discharged or satisfied any material liabilities of any Acquired Company or otherwise relating to the Acquired Business, other than in the ordinary course of business consistent with past practice, or waived, cancelled or assigned any claims or rights of substantial value of any Acquired Company or otherwise relating to the Acquired Business other than in the ordinary course of business consistent with past practice;

3.13.8. suffered any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting any material Acquired Asset;

3.13.9. made any capital expenditure (or series of related capital expenditures) in excess of $500,000 in the aggregate relating to the Acquired Assets, Acquired Theaters or Acquired Business that was not contemplated by Rave and its subsidiaries’ 2012 capital expenditure budget;

3.13.10. adopted or amended any Employee Plan of any Acquired Company, hired any employee (except pursuant to the Management Agreement) providing services in connection with the Acquired Business, adopted or amended any consulting, indemnification, change of control, severance or similar agreement binding on an

Acquired Company or otherwise relating to the Acquired Business, or materially increased the compensation payable or paid, whether conditionally or otherwise, to any current or former officer, director or consultant providing services in connection with the Acquired Business (other than any increase required pursuant to applicable Legal Requirements or an existing consulting, indemnification, change of control, severance or similar agreement with any current or former stockholder, director, member, manager, officer or consultant);

3.13.11. made any change in its methods of accounting or accounting practices (other than changes required by GAAP or Governmental Authorities) or any change in its cash management practices (other than as may be agreed upon in the Transition Services Agreement);

3.13.12. settled or compromised any pending or threatened Actions relating to any Acquired Company, any Acquired Theater, any Acquired Asset or the Acquired Business (A) involving potential payments by or to Rave or any of its Subsidiaries of more than $500,000 in aggregate or (B) that would otherwise be material to the Acquired Companies or Acquired Business, taken as a whole;

3.13.13. entered into any loan or incurred any Contractual Obligation relating to any Acquired Company or the Acquired Business with any Person known by the Company to be a Company Affiliated Person;

3.13.14. (i) disposed of or encumbered any portion of the Acquired Business Real Property, (ii) failed to pay all rents and other amounts owing under the Acquired Leases timely in accordance with the terms and conditions thereof, or received written notice that it has otherwise failed to perform all applicable obligations of such party under the Acquired Leases, or (iii) failed to enforce the terms and conditions of the Acquired Leases; or

3.13.15. entered into any Contractual Obligation to do any of the things referred to in clauses 3.13.1 through 3.13.14 above.

3.14. Insurance. Set forth on Schedule 3.14 is a list of all liability, property, casualty, directors and officers, errors and omissions and other insurance policies which Rave currently maintains.

3.15. Tax Matters. Except as set forth on Schedule 3.15:

3.15.1. all income and other material Tax Returns that were required to have been filed by Rave and the Acquired Companies have been duly and timely filed with the appropriate Taxing Authority and all Taxes owed by Rave and the Acquired Companies have been paid or accrued in full;

3.15.2. all Taxes that Rave or any Acquired Company has been required to deduct or withhold in connection with amounts paid or owing to any employee, director, independent contractor, creditor or stockholder, have been deducted or withheld and have been paid to the appropriate Taxing Authority and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed in all material respects;

3.15.3. no Tax Return referred to in Section 3.15.1 (for a period with respect to which the statute of limitations period has not expired) has been the subject of examination or audit by a Taxing Authority with jurisdiction over one or more of Rave or the Acquired Companies;

3.15.4. no outstanding deficiencies have been asserted in writing or assessments made in writing as a result of any examinations of the Tax Returns referred to in Section 3.15.1 by a Taxing Authority with jurisdiction over one or more of Rave or the Acquired Companies;

3.15.5. there is no Action, audit, disagreement, claim, or assessment pending (or, to the Knowledge of Rave or the Company, threatened) with respect to any Taxes of any of Rave or the Acquired Companies, and there are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax;

3.15.6. no waivers of statutes of limitations (other than waivers no longer in force) have been given or requested in writing by or with respect to any Taxes of any of the Acquired Companies, and no Acquired Company is currently a party to any agreement with a Taxing Authority extending the time with respect to a Tax assessment or deficiency;

3.15.7. neither Rave nor any Acquired Company has been a party to a listed transaction described in Treasury Regulations Section 1.6011-4(b)(2);

3.15.8. neither Rave nor any Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return;

3.15.9. neither Rave nor any Acquired Company is a party to any Tax allocation or sharing agreement under which any Acquired Company will have any liability after the Closing (other than any commercial agreements that do not principally relate to Taxes) and no Acquired Company has any liability for the Taxes of any Person as a transferee or successor; and

3.15.10. each Acquired Company is and at all times since its formation has been an entity disregarded as separate from its owner for federal income tax purposes. No election has ever been filed with a Taxing Authority to change any such tax classification.

Notwithstanding any provisions of this Agreement to the contrary, the foregoing provisions of this Section 3.15 constitute the sole representation or warranties made in or pursuant to this Agreement relating to Taxes.

3.16. Environmental Matters. The Acquired Companies and the operations of the Acquired Business are in compliance, in all material respects, with all Environmental Laws. To the Knowledge of the Company, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any Acquired Business Real Property that would give rise to any liability under any Environmental Law. There is no Action pending or, to the Knowledge of the Company, threatened, against any Acquired Company or Rave in respect of noncompliance or liability by any such entity with any Environmental Law in respect of the Acquired Business Real Property or the release into the environment of any Hazardous Substance on or from any Acquired Business Real Property. The representations and warranties contained in this Section 3.16 shall be the exclusive representations and warranties made in or pursuant to this Agreement with respect to environmental matters.

3.17. Labor Matters. None of the Acquired Companies employs any employees or, except as set forth in Schedule 3.17 to this Agreement, maintains any agreements or arrangements with any consultants or independent contractors.

3.18. Employee Benefit Plans.

3.18.1. For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is or was (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock or unit bonus, stock or unit purchase, stock or unit option, restricted stock or unit, stock or unit appreciation right or similar equity-based plan or (d) any other deferred compensation, retirement, welfare benefit, severance, leave, vacation, sick pay, bonus, incentive or fringe-benefit plan, program or arrangement. Rave and the Acquired Companies do not maintain any Employee Plans, and do not have any material liability with respect to any Employee Plan or any plan or arrangement that was previously an Employee Plan.

3.18.2. Neither Rave nor any Acquired Company or any other Person that would be considered a single employer with Rave or an Acquired Company under the Code or ERISA has ever maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

3.18.3. Except as provided in a management services agreement with a third party, neither Rave nor any Acquired Company has any material liability with respect to the compensation paid or benefits provided to or on behalf of (a) any individual who currently provides or previously provided services to an Acquired Company pursuant to such management services agreement or (b) the dependents of any individual described in the foregoing clause (a).

3.18.4. None of the individuals who performs or has performed services within the past three (3) years for Rave or an Acquired Company solely pursuant to a management services agreement with a third party should have been classified as a common law employee of Rave or such Acquired Company for purposes of income or employment taxes or Employee Plans subject to ERISA.

3.19. No Undisclosed Liabilities. No Acquired Company has any debt, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise), except (a) for debt, liabilities or obligations (i) as are set forth on the face of the Interim Balance Sheet, (ii) which have been incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which arises from a breach of contract, breach of warranty, tort, infringement, or violation of any Legal Requirement), or (iii) which are, individually or in the aggregate, less than $200,000, (b) for obligations to perform under executory Contractual Obligations, (c) for liabilities under or incurred with respect to this Agreement or in connection with the Contemplated Transactions, or (d) as otherwise set forth on Schedule 3.19.

3.20. Undisclosed Payments. Neither Rave nor any Acquired Company nor, to the Knowledge of the Company, any of their respective members, managers, directors, or officers, or any other Person acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in Rave’s or such Acquired Company’s books and records in connection with or in any way relating to or affecting any such Acquired Company or the Acquired Business.

3.21. Brokers. Except as set forth on Schedule 3.21, no broker, finder, investment bank or similar agent is entitled to any investment banking, brokerage or finder’s fee or other commissions in connection with the Contemplated Transactions or the Acquired Leases based upon agreements or arrangements made by or on behalf of Rave or any of its Affiliates, or any predecessor in title to the Acquired Business Real Property.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Rave as follows as of the date of this Agreement and, if the Closing occurs, as of the Closing Date:

4.1. Organization, Power; Validity of Agreement. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the Contemplated Transactions. Each of this Agreement and the Escrow Agreement has been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. The Escrow Agreement will be at Closing duly executed and delivered by Buyer. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement is and the Escrow Agreement will be, when executed and delivered at the Closing, a legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

4.2. Authorization of Governmental Authorities. No action by (including the granting of any consent, approval, authorization, permit, waiver or order), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by Buyer of this Agreement and the Escrow Agreement or the consummation by Buyer of the Contemplated Transactions.

4.3. Non-Contravention. Neither the execution, delivery and performance by Buyer of this Agreement nor the consummation of the Contemplated Transactions by Buyer will:

4.3.1. assuming the taking of all required actions by (including the obtaining of each necessary consent, approval, authorization, permit, waiver or order), or in respect of, and the making of all required filings with, Governmental Authorities, violate any Legal Requirement applicable to Buyer; or

4.3.2. conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, or require any offer to purchase or prepayment of any indebtedness or other liability under, or result in the creation of any Lien upon or forfeiture of any of the rights, properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) any Governmental Order specifically applicable to Buyer or any of its Subsidiaries, (ii) any Contractual Obligation of Buyer or any of its Subsidiaries, (iii) any licenses, permits, franchises and other authorizations of Buyer or any of its Subsidiaries or (v) the Organizational Documents of Buyer or any of its Subsidiaries.

4.4. Adequate Funds. Buyer has, and at the Closing will have, sufficient cash or cash equivalent resources (including available, undrawn lines of credit) available to pay the Total Acquisition Consideration and to pay all fees and expenses incurred by Buyer in connection with the Contemplated Transactions.

4.5. Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates which relates to this Agreement or the Contemplated Transaction or which has had or would reasonably be expected to have an adverse effect on the ability of Buyer to timely perform its obligations under this Agreement or consummate the Contemplated Transactions.

4.6. Brokers. Except for Macquarie Capital (USA) Inc., no broker, finder, investment bank or similar agent is entitled to any investment banking, brokerage or finder’s fee or other commissions in connection with the Contemplated Transactions based upon agreements or arrangements made by or on behalf of Buyer or any of its Affiliates.

4.7. Investigation; No Additional Representations; No Reliance, Acquisition of Company Membership Interests for Investment. Buyer acknowledges that none of Rave or any of its Subsidiaries or any of their respective direct or indirect partners, directors, officers, employees, advisors, managers, agents, stockholders, members, consultants, investment bankers, brokers representatives, controlling persons, Affiliates, agents or representatives or any of the heirs, successors or assigns of the foregoing (all such Persons being referred to herein as “Seller Related Persons”) have made and shall not be deemed to have made, nor has Buyer relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Acquired Companies, the Acquired Theaters, the Acquired Assets, the Acquired Business, the Assumed Liabilities or the Contemplated Transactions, other than those explicitly set forth in Section 3 of this Agreement. Buyer further agrees that none of the Seller Related Persons (except for Rave) shall have any obligation or liability under or in respect of this Agreement or the Contemplated Transactions, and Buyer hereby waives any claim against any such Seller Related Person (except for Rave) arising from or relating to this Agreement or the Contemplated Transactions (and each such Seller Related Person is hereby made an express third party beneficiary of such waiver). Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Acquired Companies, the Acquired Theaters, the Acquired Assets, the Acquired Business, the Assumed Liabilities and the Contemplated Transactions, (b) has been furnished with or given adequate access to such information about the Acquired Companies, the Acquired Theaters, the Acquired Assets, the Acquired Business, the Assumed Liabilities and the Contemplated Transactions as it has

requested, and (c) to the extent it has deemed appropriate, has addressed in this Agreement any matters arising out of its investigation and the information provided to it. Without limiting the generality of the foregoing, neither the Company nor Rave is making any representation or warranty with respect to (i) except as explicitly set forth in Section 3 hereof, any information, documents or materials made available to Buyer in the “data room” used for purposes of the sale of the Acquired Business, any management presentations or in any other form in anticipation of the Contemplated Transactions or (ii) any financial projections, estimates or forecasts relating to the Acquired Business. With respect to any such projections, estimates or forecasts delivered or made available by or on behalf of Rave or the Company, Buyer acknowledges that (A) there are uncertainties inherent in attempting to make projections, estimates or forecasts, and (B) they are familiar with such uncertainties. Buyer is acquiring the membership interests of the Company for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof.

5. CERTAIN AGREEMENTS OF THE PARTIES.

5.1. Access to Information Pending the Closing. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 8.1 or the Closing Date, upon reasonable notice to Rave and subject to supervision by Rave or its agents and to the confidentiality restrictions contained in agreements to which Rave and its Subsidiaries are subject, Rave will, and will cause its Subsidiaries to, permit Buyer and its authorized representatives to have reasonable access during normal operating hours to the records and books of account of the Acquired Companies and the Acquired Business (the “Records”) in possession of Rave or its Subsidiaries and to the premises of the Acquired Companies (including the Acquired Business Real Property) during normal business hours (and in a manner that is not disruptive to the ordinary course operations of Rave and its Subsidiaries). Buyer hereby acknowledges and agrees that all information and access provided hereunder shall be subject to the terms and conditions of the Confidentiality Agreement and that Buyer shall abide by the terms of the Confidentiality Agreement with respect thereto.

5.2. Operation Pending the Closing. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 8.1 or the Closing Date, unless Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), and except as set forth in Schedule 5.2 or as expressly contemplated by this Agreement, the Acquired Companies shall conduct the Acquired Business in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, from the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 8.1 or the Closing Date, unless Buyer shall otherwise consent in writing, and except as set forth in Schedule 5.2 or as expressly contemplated by this Agreement, the Acquired Companies shall not take any of the actions that would have been required to be listed on Schedule 3.13 if such actions were taken after December 29, 2011 and prior to the date of this Agreement.

5.3.	Preparation for Closing.

5.3.1. The parties hereto hereby agree to use their respective reasonable best efforts to bring about the fulfillment of the conditions precedent contained in this Agreement and to consummate the Contemplated Transactions as promptly as practicable; provided, however, that the foregoing shall not require any party to waive any condition precedent to its obligations hereunder.

5.3.2. Prior to the Closing, the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to obtain, and to cooperate in obtaining, all consents from landlords or lessors that are listed on Schedule 5.3.2; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any Liability in favor of) any landlord or lessor from whom any such consent may be required without the prior written consent of the Company and Buyer.

5.3.3. Prior to the Closing, the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to obtain, and to cooperate in obtaining, an estoppel certificate executed by the landlord under each of the Acquired Leases set forth on Schedule 5.3.3; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any Liability in favor of) any landlord or lessor from whom any such estoppels certificate may be requested without the prior written consent of the Company and Buyer.

5.3.4. Prior to the Closing, the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to obtain, and to cooperate in obtaining, a Landlord Release for each Acquired Theater set forth on Schedule 5.3.4; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any Liability in favor of) any landlord or lessor from whom any such Landlord Release may be requested without the prior written consent of the Company and Buyer.

5.3.5. The Company and Rave shall reasonably cooperate with Buyer in connection with the issuance to Buyer of ALTA Form 2006 Leasehold Policies; provided, however, that the Company and Rave shall not be required to pay or commit to pay any amount to (or incur any Liability in favor of) any Person in connection with providing such cooperation and any documents or affidavits to be executed by Rave or the Company shall be in form and substance satisfactory to Rave and shall not impose on Rave or the Company any Liabilities.

5.3.6. Each of the parties hereto acknowledges and agrees that except as expressly provided in Section 6.7, obtaining the consents, estoppel certificates and leasehold title insurance policies contemplated by Sections 5.3.2, 5.3.3 and 5.3.5 shall not be a condition to Closing and the parties shall use reasonable best efforts to prevent the efforts contemplated by Sections 5.3.2, 5.3.3 and 5.3.5 in respect of matters that are not conditions to Closing under Section 6 from interfering with or delaying the Closing.

5.3.7. Rave is party to Contractual Obligations with vendors that relate to both the Acquired Theaters and other theaters, including those owned by Rave and its Subsidiaries and managed by the Manager (“Multi-Site Contracts”). Prior to the Closing, the parties hereto shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to obtain from, and to cooperate in obtaining from, and shall, and shall cause their respective Subsidiaries and Affiliates to, enter into with, each vendor party to a Multi-Site Contract, either (a) separate contracts (“New Vendor Contracts”) that allocate the rights and obligations of Rave under the Multi-Site Contracts as between the Acquired Theaters, on the one hand, and the other theaters owned by Rave or its Subsidiaries, on the other hand, and which are otherwise substantially similar in all material respects to the Multi-Site Contracts or (b) agreements effective as of the Closing (“Partial Assignments and Releases”) that (i) assign the rights and obligations related to the Acquired Theaters and the Acquired Business (whether arising before or after the Closing) to Buyer or the Company and (ii) release Rave from all Liabilities with respect to the Acquired Theaters and the Acquired Businesses. Any New Vendor Contracts that relate to the Acquired Theaters (the “New Acquired Theater Contracts”) shall be entered into by the Company effective as of the Closing and shall allocate to the Company or Buyer all rights and obligations of Rave under the applicable Multi-Site Contract being replaced to the extent such rights and obligations relate to the Acquired Theaters or the Acquired Business (whether arising before or after the Closing). All purchase commitments under the Multi-Site Contracts shall be allocated under the New Vendor Contracts or Partial Assignments and Releases as between the Acquired Theaters, on the one hand, and the other theaters owned by Rave and its Subsidiaries, on the other hand, in an equitable manner that is mutually and reasonably agreed to by Rave and Buyer. In connection with the entering into of New Acquired Theater Contracts, the parties shall use reasonable best efforts to ensure that Rave is released by the vendor from Liabilities relating to the Acquired Theaters and Acquired Business and that the Company shall not incur Liabilities relating to the theaters owned by Rave and its Subsidiaries (other than the Acquired Theaters). In the event that any such vendors do not agree to enter into New Acquired Theater Contracts or Partial Assignments and Releases consistent with this Section 5.3.7, the parties shall in good faith seek mutually acceptable alternative arrangements for purposes of allocating rights and Liabilities under the Multi-Site Contracts (“Acceptable Alternative Arrangements”).

5.4. Business Records. Buyer acknowledges that Rave may from time to time from and after the Closing Date, at the sole expense of Rave, require access to copies of certain of the Records, and agrees that upon reasonable prior notice Buyer will, and will ensure that the Acquired Companies will, during normal business hours, provide Rave with access to or, if requested by Rave, copies of such Records.

5.5. Indemnification and Insurance.

5.5.1. To the maximum extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing now existing in favor of the current or former members, directors, officers, managers, employees and other agents of the Acquired Companies, including as provided in the Organizational Documents of the Acquired Companies, will survive the Closing and will continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

5.5.2. From and after the Closing Date, Buyer shall, and shall cause the Acquired Companies to, indemnify, defend, and hold harmless each Person that is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a member, director, officer, manager, employee or other agent of any Acquired Company, against any and all Losses arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such Person is or was a member, director, officer, manager, employee or other agent of an Acquired Company on or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date, including each Action described on Schedule 3.10, in each case, to the fullest extent a corporation or limited liability company is permitted under applicable law to indemnify such Persons, and Buyer shall, and shall cause the Acquired Companies to, pay expenses in advance of the final disposition of any such Action to each such indemnified Person. Without limiting the foregoing, from and after the Closing Date, in the event any such Action is brought against any such indemnified Person (whether arising before or after the Closing Date), (i) each such indemnified Person may retain counsel satisfactory to it and reasonably satisfactory to Buyer and Buyer shall, or shall cause the Acquired Companies to, pay all reasonable fees and expenses of such counsel for such indemnified Persons promptly as statements therefore are received, and (ii) Buyer shall, and shall cause the Acquired Companies to, use reasonable best efforts to assist in the vigorous defense of any such matter. The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such Action existing in favor of the current or former members, directors, officers, managers, employees or other agents of the Acquired Companies with respect to matters occurring through the Closing Date shall survive the Closing and continue in full force and effect for a period of six (6) years from the Closing Date; provided, however, that all rights to indemnification hereunder asserted or made within such period will continue until the disposition of such indemnified Actions.

5.5.3. If Buyer or any Acquired Company or any of their respective successors or assigns (a) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or such Acquired Company, as applicable, shall assume all of the obligations set forth in this Section 5.5.

5.5.4. This Section 5.5 shall be for the benefit of, and shall be enforceable by, the current or former members, directors, officers, managers, employees and other agents of the Acquired Companies, and their respective heirs and estate, all of whom shall be express third party beneficiaries hereof.

5.6. Tax Matters.

5.6.1. Tax Treatment of Contemplated Transactions. Buyer, the Acquired Companies, Rave, and their respective Affiliates agree that the Contemplated Transactions are intended to be treated for federal and applicable state income Tax purposes as a purchase of the underlying assets of the Acquired Subsidiaries and of the Acquired Assets (excluding the membership interests in the Acquired Companies) by Buyer from Rave and will file all Tax Returns consistent with such treatment and not take any position or action inconsistent with such treatment.

5.6.2. Purchase Price Allocation. Prior to but no later than two (2) Business Days prior to the Closing Date, Rave and Buyer shall use their reasonable best efforts to agree upon and prepare an allocation schedule outlining the principles by which the purchase price (as determined for Tax purposes) shall be allocated among the underlying assets of the Acquired Companies (any such agreed upon schedule, the “Purchase Price Allocation Principles”). Buyer, the Acquired Companies, Rave and their respective Affiliates shall file all Tax Returns in a manner consistent with the Purchase Price Allocation Principles as set forth in such agreed upon schedule. If Buyer and Rave cannot agree on the Purchase Price Allocation Principles upon which to base the allocation of the purchase price (as determined for Tax purposes), then Buyer, the Acquired Companies, Rave and their respective Affiliates shall each be entitled to file their respective Tax Returns based on their own determination of allocation of the purchase price (as determined for Tax purposes).

5.6.3. Pre-Closing and Straddle Period Tax Returns. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed for the Acquired Companies related to a Straddle Period or to a Tax period ending on or before the Closing Date that is due after the Closing Date. Such Tax Returns shall be prepared consistent with past practice to the extent permitted by applicable Legal Requirements and with the Purchase Price Allocation Principles, if any. The parties further agree that, to the extent permitted by applicable Legal Requirements, any bonuses or other compensation paid or accrued in connection with the Contemplated Transactions, and any Seller Transaction Expenses, shall be reported on the Tax Returns of Rave and, if applicable, the Acquired Companies for Tax periods ending on or prior to the Closing Date. Buyer shall provide all Tax Returns referred to in the first sentence above together with a statement setting forth the amount of Tax that is allocated to a Tax period or a portion of a Tax period ending on or before the Closing Date (a “Tax Statement”) to Rave at least thirty (30) days prior to the due date for filing such Tax Returns and shall incorporate any comments reasonably requested by Rave on such Tax Returns or Tax Statements prior to filing. If Buyer and Rave are unable to agree on any comments requested by Rave, the disputed issues shall be submitted to a nationally recognized accounting firm agreeable to Buyer and Rave for final resolution in a manner consistent with Section 2.6.4 and the Purchase Price Allocation Principles, if any. Buyer and its Affiliates shall not, and Buyer shall not permit any of the forgoing to, amend, refile or modify any Tax Return described in this Section 5.6.3 or any Tax Return of an Acquired Company that was filed prior to the Closing Date.

5.6.4. Straddle Period Tax Allocation. In the case of Taxes of the Acquired Companies that are payable with respect to any Taxable period that begins on or before, and ends after, the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall include the following: (A) in the case of any Taxes imposed in respect of property of the Acquired Companies (excluding, for the avoidance of doubt, any income Tax) and that applies ratably to a Straddle Period, the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, (B) in the case of sales, withholding and similar transactions-based Taxes (other than any Taxes allocated under Section 5.6.6), the amount of such Tax arising from transactions of the Acquired Companies that occurred prior to the Closing, and (C) in the case of any Taxes based upon or measured by income, gain or receipts of the Acquired Companies, the amount of such Tax which would be payable if the relevant Taxable period actually ended on the Closing Date based on an interim closing of the books as of the close of business on the Closing Date but without taking into account any Taxes described in Section 5.6.7. For purposes of this Section 5.6.4, any deductions attributable to bonuses or other compensation paid or accrued in connection with the Contemplated Transactions, and any Seller Transaction Expenses, shall be treated as allocable to the portion of the Straddle Period ending on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with applicable Legal Requirements and otherwise with prior practices of the Acquired Companies. Any credit or refund with respect to a Straddle Period shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date based upon similar principles to those described in this Section 5.6.4.

5.6.5. Pre-Closing Tax Refunds or Credits. Any Tax refunds, credits, overpayments and prepayments of Tax made prior to the Closing Date (in each case including any interest paid or credited with respect thereto) of, or with respect to, any of the Acquired Companies that are attributable or allocable to any Tax period (or portion thereof) of the relevant Acquired Company ending on or before the Closing Date will be for the account of Rave. Buyer will promptly inform Rave of any refunds, credits or amounts to which Rave may be entitled hereunder and, if Rave so requests and at Rave’s expense, cause the relevant entity to file for and obtain any such refunds, credits or amounts, including through the prosecution of any proceeding (including against a Taxing Authority) which Rave chooses to direct such entity to pursue. Buyer will permit Rave to control (at Rave’s expense and sole discretion) the prosecution and content of any such claim or proceeding (including, but not limited to, any position to be taken on such claim or in such proceeding); provided, that for any such claim submitted to a Taxing Authority, (i) the resolution of which by the Taxing Authority would adversely affect the Tax treatment of any asset of the Acquired Companies in the hands of Buyer in a manner that materially increases Taxes of an Acquired Company or Buyer and (ii) with respect to which the parties disagree as to the tax positions to be taken in such refund or credit claim, then a mutually agreed upon nationally recognized accounting firm shall determine whether Rave’s or Buyer’s position is stronger, and the stronger position (as so determined) shall be maintained in any such claim or proceeding. Any amounts to which Rave is entitled under this Section 5.6.5 will be paid by Buyer (or an Affiliate of Buyer) to Rave.

5.6.6. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Contemplated Transactions shall be allocated and borne equally between Buyer and Rave (provided that the sole source of payment with respect to such Taxes allocated to Rave shall be the Escrow Funds).

5.6.7. Closing Date Ordinary Course of Business. Buyer shall not cause or permit any Acquired Company to take any actions out of the ordinary course of business on the Closing Date after the Closing (and shall not report any income or gain attributable to any such actions on any Tax Return of any Acquired Company for the Tax period ending on the Closing Date unless required by Legal Requirement to do so). Buyer shall indemnify and hold harmless the Seller Indemnified Persons for any Losses or Taxes attributable to or relating to any such actions that are outside of the ordinary course of business on the Closing Date.

5.6.8. Tax Proceedings. Buyer and its Affiliates will promptly (and in any event, within ten (10) days) notify Rave in writing upon receipt by any of the foregoing of any inquiries, claims, assessments, audits, examinations, or similar events with respect to Tax Returns or Taxes of the Acquired Companies for any Tax period ending on or before the Closing Date or with respect to Taxes for which Rave could be liable under this Agreement, the Escrow Agreement or otherwise (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Rave shall be entitled to control the defense of any such Tax Matter that relates to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Matter”) before any Governmental Authority. Notwithstanding anything to the contrary contained herein, for any Pre-Closing Tax Matter the resolution of which by any Governmental Authority would adversely affect either Buyer or any Acquired Company, Buyer shall be entitled to participate in the defense of any such Pre-Closing Tax Matter. With respect to any Tax Matter other than a Pre-Closing Tax Matter, Buyer and Rave shall be entitled to jointly control the defense.

5.6.8.1. If Rave assumes and controls the defense of any Pre-Closing Tax Matter, Buyer shall cooperate with Rave in pursuing such Pre-Closing Tax Matter and Rave shall keep Buyer reasonably informed of all material developments and events relating to such Pre-Closing Tax Matter, including, without limitation, promptly forwarding to Buyer all correspondence related to such Pre-Closing Tax Matter; provided that if a proposed settlement or compromise of such Pre-Closing Tax Matter would adversely affect either Buyer or any Acquired Company, then Rave shall not enter into such settlement or compromise of such Pre-Closing Tax Matter without the prior written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed).

5.6.8.2. If Rave does not elect to control or does not control the defense of any Pre-Closing Tax Matter or if an other Tax Matter is not jointly controlled, Buyer will control the defense of such Pre-Closing Tax Matter or other Tax Matter but shall keep Rave informed of the progress of such Pre-Closing Tax Matter or other Tax Matter, as applicable, including, without limitation, promptly forwarding to Rave all correspondence related to such Pre-Closing Tax Matter or other Tax Matter. None of Buyer or any of its Affiliates may enter into any settlement or compromise of any Pre-Closing Tax Matter or other Tax Matter, without the prior written consent of Rave (which consent shall not be unreasonably withheld or delayed).

5.6.8.3. In the case of any Tax Matter jointly controlled by the parties, each party shall (i) promptly provide the other party with a copy of all documents relating to such Tax Matter, (ii) jointly prepare any written submissions in connection with such audit, examination or proceeding, (iii) jointly attend any conference with any Governmental Authority regarding such audit, examination or proceeding and (iv) not settle or compromise any such audit, examination or proceeding without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

5.6.8.4. Any Third Party Claims relating to Taxes shall be governed solely by this Section 5.6.8 and not by Section 9.2.4.

5.6.9. Payment of Taxes. To the extent the amount of the Taxes of the Acquired Companies shown on a Tax Return prepared pursuant to Section 5.6.3 (as prepared and filed in accordance with that Section) for any Tax period ending on or before the Closing Date or for the portion of a Straddle Period ending on the Closing Date (determined under the principles set forth in Section 5.6.4) exceeds the sum of the amount of such Taxes that was taken into account in the calculation of the Net Working Capital Adjustment Amount as finally determined and the amount of such Taxes that was paid prior to the Closing Date, Buyer and Rave shall jointly direct the Escrow Agent to release funds from the escrow account maintained under the Escrow Agreement, to the extent available, equal to such excess (but in all cases, determined in accordance with this Agreement and limited to the amount for which Buyer is entitled to be indemnified under this Agreement), or alternatively Buyer may file a claim against the Escrow Funds pursuant to Section 9.2.1.

5.7. Notice of Developments; Update of Schedules. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Section 8.1, Rave and the Company shall (prior to the Closing) notify Buyer in writing upon Rave or the Company becoming aware: (a) that any representation or warranty made by Rave or the Company in this Agreement was when made, or has subsequently become, untrue or inaccurate in any material respect or (b) of the failure of Rave or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Rave or the Company pursuant to this Agreement. Rave and the Company will have the right from time to time prior to the Closing to supplement or amend the Schedules with respect to any events or conditions (other than events or conditions caused by Rave’s or the Company’s breach of this Agreement) that arise after the date hereof and prior to the Closing in the ordinary course of business and that, in all material respects, are consistent with the past practices and experiences of the Acquired Businesses and which if existing at the date of this Agreement would have been required to be set forth or described in the Schedules; provided, however, that no Action involving potential payments by or to Rave or any of its Subsidiaries or Buyer or its subsidiaries or the Acquired Subsidiaries of more than $75,000 shall be deemed to be an event or condition that has arisen in the ordinary course of business. Any such supplement or amendment shall have no effect for purposes of determining the satisfaction of the conditions to closing set forth in Section 6; provided, however, that notwithstanding the foregoing, such supplemental or amended Schedules shall be taken into account (and shall amend the Schedules effective as of the Closing Date) for purposes of determining whether any person is entitled to indemnification pursuant to Section 9 (and the amount of Losses subject hereto).

5.8. Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Section 8.1, Rave shall not, and shall not cause or permit any of its representatives to, and Rave shall cause its Subsidiaries and its Subsidiaries’ representatives not to, directly or indirectly: (a) solicit, initiate, or encourage (including by way of furnishing non-public information or assistance) the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any membership interests in the Acquired Companies or any merger, recapitalization, share exchange, sale of assets involving the Acquired Companies, the Acquired Theaters or the Acquired Business (other than sales of inventory in the ordinary course of business) or any similar transaction or any other alternative to the transactions contemplated hereby or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Rave shall notify Buyer orally (within one (1) Business Day) and in writing (as promptly as practicable, and in any event no later than three (3) Business Days) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that Rave or any Subsidiary of Rave or any of their respective Affiliates or any of their respective officers, directors, partners, managers, employees, consultants, Affiliates, investment bankers, attorneys, accountants or other advisors or representatives may receive relating to any of such matters. If the inquiry or proposal is in writing, Rave shall deliver to Buyer a copy of such inquiry or proposal together with such written notice. Buyer hereby acknowledges that Rave and its Subsidiaries have been and will continue to be participating in discussions and negotiations regarding a sale of its business (other than the Acquired Business, the Acquired Companies and the Acquired Theatres) and any such discussions or negotiations regarding such transaction shall not violate this Section 5.8.

5.9. Waiver of Conflicts Regarding Representation. Recognizing that Ropes & Gray LLP has acted as legal counsel to Rave and its Affiliates and may be deemed to have acted as legal counsel to the Acquired Companies prior to the Closing, and that Ropes & Gray LLP intends to act as legal counsel to Rave and its Affiliates after the Closing, the Company hereby waives (and Buyer hereby acknowledges and agrees to such waiver), on its own behalf and on behalf of its current and future Subsidiaries, any conflicts that may arise in connection with Ropes & Gray LLP representing Rave and its Affiliates after the Closing in connection with this Agreement, the Escrow Agreement or the transactions contemplated hereby and thereby. Buyer hereby agrees that, in the event a dispute arises after the Closing in connection with this Agreement, the Escrow

Agreement or the transactions contemplated hereby and thereby between Buyer and/or any of the Acquired Companies, on the one hand, and Rave and/or its Affiliates, on the other hand, Ropes & Gray LLP may represent Rave and/or its Affiliates in such dispute (including in any Action arising therefrom) even though the interests of Rave may be directly adverse to Buyer and/or any of the Acquired Companies, and even though Ropes & Gray LLP may have represented one or more of the Acquired Companies in a matter substantially related to such dispute. Buyer and the Company further agree that, as to all communications between Ropes & Gray LLP, any of the Acquired Companies and Rave that relate in any way to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Rave and may be controlled by Rave, and shall not pass to or be claimed or controlled by Buyer or any of the Acquired Companies. Notwithstanding the foregoing, in the event a dispute arises between Buyer or any of the Acquired Companies and a party other than a party to this Agreement after the Closing, any of the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Ropes & Gray LLP to such third party; provided, however, that none of the Acquired Companies may waive such privilege without the prior written consent of Rave.

6. CONDITIONS TO THE OBLIGATIONS TO CLOSE OF BUYER. The obligation of Buyer to consummate the Company Equity Purchase is subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may only be waived in writing at or prior to the Closing by Buyer in its sole discretion:

6.1. Representations and Warranties. All representations and warranties of Rave and the Company contained in this Agreement shall be true and correct, except for inaccuracies that do not have, and would not reasonably be expected to have, a Material Adverse Effect, in each case as of the Closing Date as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct to the same extent as set forth above only as of such particular date.

6.2. Covenants. Each of Rave and the Company shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by it at or prior to the Closing.

6.3. No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, condition, effect, occurrence or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

6.4. Closing Certificate. The Company shall have furnished to Buyer a certificate signed by an authorized officer of the Company dated as of the Closing Date, to the effect that the conditions specified in Sections 6.1, 6.2 and 6.3 have been satisfied.

6.5. Legality. There will be no Governmental Order to the effect that the Contemplated Transactions may not be consummated as provided in this Agreement, no Action will have been commenced by any Governmental Authority or any other Person for the purpose of obtaining any such Governmental Order and no written notice will have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the Contemplated Transactions.

6.6. Escrow Agreement. The Escrow Agreement shall have been executed by Rave and the Escrow Agent.

6.7. Landlord Consents; Estoppel Certificates. The landlord consents under the Acquired Leases specified on Schedule 6.7(a) shall have been obtained by the Acquired Companies prior to the Closing and the estoppels certificates with respect to the Acquired Leases set forth in Schedule 6.7(b) shall have been obtained from the landlord under the applicable Acquired Leases prior to the Closing.

6.8. New Vendor Arrangements. Buyer or the Company shall have entered into New Vendor Contracts or Partial Assignments and Releases as contemplated by Section 5.3.7 in respect of the Multi-Site Contracts listed on Schedule 6.8 (or Acceptable Alternative Arrangements with respect thereto shall have been agreed to and completed in a manner reasonably acceptable to each of Rave and Buyer).

6.9. FIRPTA Certificate. A certification conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that Rave is a U.S. person.

6.10. Transition Services Agreement. The Transition Services Agreement shall have been executed in a form reasonably acceptable to Buyer.

6.11. Debt; Liens. The Company will have obtained and delivered customary payoff letters and related Lien releases in favor of the Acquired Companies with respect to the Refinancing Debt (which Lien releases may be delivered subject to the repayment of all outstanding Refinancing Debt at the Closing).

6.12. Completion of Acquired Business Contribution. Each of Rave and the Company shall have executed the Assignment and Assumption Agreement and the Acquired Business Contribution shall have been completed.

6.13. Interim Financial Statements. The Company shall have delivered to Buyer: (a) in the event the Closing occurs on or prior to November 9, 2012, the consolidated balance sheet and related consolidated statement of operations and cash flows of Rave as of and for the 6 month periods ended June 30, 2011 and June 28, 2012 or (b) in the event the Closing occurs on or after November 10, 2012, the consolidated balance sheet and related consolidated statement of operations and cash flows of Rave as of and for the 9 month periods ended September 29, 2011 and September 27, 2012; in each case in form reasonably acceptable to Buyer and in each case reviewed by Montgomery Coscia Greilich, LLP in accordance with Statement on Standards for Accounting and Review Services, SSARS No. 19.

7. CONDITIONS TO THE OBLIGATIONS TO CLOSE OF RAVE AND THE COMPANY. The obligations of Rave and the Company to consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may only be waived in writing at or prior to the Closing by Rave and the Company in their sole discretion:

7.1. Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct except for inaccuracies that do not have, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to perform its obligations hereunder, in either case as of the Closing Date as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct to the same extent as set forth above only as of such particular date.

7.2. Covenants. Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by Buyer at or prior to the Closing.

7.3. Closing Certificate. Buyer shall have furnished to Rave a certificate signed by an authorized officer of Buyer dated as of the Closing Date, to the effect that the conditions specified in Sections 7.1 and 7.2 have been satisfied.

7.4. Legality. There will be no Governmental Order to the effect that the Contemplated Transactions may not be consummated as provided in this Agreement, no Action will have been commenced by any Governmental Authority or any other Person for the purpose of obtaining any such Governmental Order and no written notice will have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the Contemplated Transactions.

7.5. Escrow Agreement. The Escrow Agreement shall have been executed by Buyer and the Escrow Agent.

7.6. Landlord Consents and Releases. Buyer shall have delivered to the respective landlord a Replacement Theater Lease Guaranty for each Acquired Theater to the extent required under the applicable Acquired Lease and by the applicable landlord under such Acquired Lease, as a condition to the landlord thereunder issuing the applicable Landlord Consent or Landlord Release, and Buyer shall also have provided each landlord with such other information and assurances (including without limitation, financial statements evidencing Buyer’s market value and evidence as to the number of theatre screens operated by Buyer) as any such landlord shall require under the terms of the respective Acquired Lease in order to execute and deliver each applicable Landlord Consent and Landlord Release at Closing, and duly executed Landlord Releases shall have been delivered to Rave at Closing.

7.7. New Vendor Arrangements. Each of Rave and the Company shall have entered into New Vendor Contracts or Partial Assignments and Releases as contemplated by Section 5.3.7 in respect of the Multi-Site Contracts listed on Schedule 7.7 (or Acceptable Alternative Arrangements with respect thereto shall have been agreed to and completed in a manner reasonably acceptable to each of Rave and Buyer).

7.8. Transition Services Agreement. The Transition Services Agreement shall have been executed in a form reasonably acceptable to Rave and the Company.

7.9. Debt; Liens. The Company will have obtained and delivered customary payoff letters and related Lien releases in favor of the Acquired Companies with respect to the Refinancing Debt (which Lien releases may be delivered subject to the repayment of all outstanding Refinancing Debt at the Closing).

8. TERMINATION.

8.1. Termination of Agreement. This Agreement may be terminated prior to the Closing only as provided below:

8.1.1. Buyer and Rave may terminate this Agreement by mutual written consent at any time prior to the Closing.

8.1.2. Buyer may terminate this Agreement by delivering written notice to Rave at any time prior to Closing in the event Rave or the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, Buyer have notified Rave of the breach in writing, such breach (unless cured, if curable) would result in an inability of Rave and the Company to satisfy the conditions set forth in Section 6.1 or 6.2, as applicable, and such breach, if curable, has continued without cure for a period of thirty (30) days after delivery of such notice of breach.

8.1.3. Rave may terminate this Agreement by delivering written notice to Buyer at any time prior to the Closing in the event Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, Rave has notified Buyer of the breach in writing, such breach (unless cured, if curable) would result in an inability of Buyer to satisfy the conditions set forth in Section 7.1 or 7.2, as applicable, and such breach, if curable, has continued without cure for a period of thirty (30) days after delivery of such notice of breach.

8.1.4. Buyer, on the one hand, or Rave, on the other hand, may, subject to Section 2.3, terminate this Agreement by providing written notice to the other at any time on or after December 31, 2012 (the “Drop Dead Date”), if the Closing shall not have occurred by reason of the failure of any condition set forth in Section 6, in the case of Buyer, or Section 7, in the case of Rave, to be satisfied (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than the provisions of this Section 8 (Termination) and Sections 3.21 (Brokers), 4.6 (Brokers), and 10 (Miscellaneous) (other than Section 10.12 (Specific Performance)) which shall survive such termination indefinitely) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of intentional and material breaches of this Agreement by any party prior to such termination (which shall survive such termination until the expiration of the applicable statute of limitations).

9. INDEMNIFICATION

9.1. Survival. All representations and warranties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date; provided, however, if notice of an indemnification claim shall have been delivered in compliance with this Agreement before the aforementioned time period has elapsed with respect to any breach of any such representation or warranty, such representation or warranty shall survive until such claim is finally resolved. All covenants and agreements that contemplate performance in full prior to the Closing shall not survive the Closing (and all claims in respect thereof must be brought under Sections 9.2.1.2 or 9.2.2.2, if at all, prior to the eighteen (18) month anniversary of the Closing Date) and all covenants and agreements that contemplate performance after the Closing contained herein shall survive the Closing in accordance with their terms.

9.2. Indemnification.

9.2.1. Indemnification from Escrow Funds. Subject to the limitations set forth in this Section 9, from and after the Closing Date, Buyer and each of its Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives and the Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives thereof as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Buyer Indemnified Persons”) shall, subject to Section 9.2.5, be indemnified and held harmless solely through the payment of Escrow Funds from the escrow account maintained under the Escrow Agreement (but only if and to the extent that Escrow Funds are available to pay for such Losses), from, against and in respect of any and all Losses, incurred or suffered by such Buyer Indemnified Persons as a result of:

9.2.1.1. any breach of, or inaccuracy in, any representation or warranty made by Rave or the Company in or pursuant to this Agreement;

9.2.1.2. any breach or violation prior to the Closing of any covenant or agreement of Rave or the Company pursuant to this Agreement;

9.2.1.3. any breach or violation after the Closing and prior to the final release of all Escrow Funds of any covenant or agreement of Rave pursuant to this Agreement;

9.2.1.4. without duplication, any and all Taxes of Rave and the Acquired Companies for any Tax period, or portion thereof (determined under the principles set forth in Section 5.6.4), ending on or before the Closing Date except to the extent that such Taxes are (a) taken into account in the calculation of the Net Working Capital Adjustment Amount (as finally determined pursuant to Section 2.6); or (b) paid prior to Closing;

9.2.1.5. the Closing Debt Amount or Seller Transaction Expenses in each case to the extent not (a) taken into account in the calculation of the Total Acquisition Consideration (as finally determined pursuant to Section 2.6); or (b) paid prior to Closing; or

9.2.1.6. without duplication, the Excluded Assets, the Excluded Liabilities or the operations of the business of Rave and its Subsidiaries other than the Acquired Business.

9.2.2. Indemnification by Buyer. Subject to the limitations set forth in this Section 9, from and after the Closing Date, Buyer shall indemnify and hold harmless Rave and each of its Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives and the Affiliates, Subsidiaries, officers, directors, members, partners (general and limited), managers, employees, agents and other representatives thereof as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Seller Indemnified Persons”), from, against and in respect of any and all Losses, incurred or suffered by such Seller Indemnified Persons as a result of:

9.2.2.1. any breach of, or inaccuracy in, any representation or warranty made by Buyer in or pursuant to this Agreement;

9.2.2.2. any breach or violation of any covenant or agreement of Buyer pursuant to this Agreement;

9.2.2.3. any Taxes which are the responsibility of Buyer Parties pursuant to Section 5.6.6, any Losses or Taxes described in the last sentence of Section 5.6.7, and any Taxes that are allocable to any Tax period, beginning after the Closing Date or to a portion of a Straddle Period beginning after the Closing Date (pursuant to the principles set forth in Section 5.6.4), including, without limitation, amounts of Taxes which an Acquired Company paid prior to the Closing Date that are not attributable to periods or portions thereof ending on or before the Closing Date; or

9.2.2.4. the Acquired Assets, the Assumed Liabilities or the operation of the Acquired Business or Acquired Assets following the Closing.

9.2.3. Limitations on Liability.

9.2.3.1. Neither the Buyer Indemnified Persons (in respect of Section 9.2.1) nor the Seller Indemnified Persons (in respect of Section 9.2.2) shall be entitled to assert any claim for indemnification hereunder until such time as the aggregate of all Losses that such Buyer Indemnified Persons or such Seller Indemnified Persons may have under said Section exceed $500,000 (the “Threshold”), in which case the Buyer Indemnified Persons or the Seller Indemnified Persons, as applicable, may claim indemnification for the full amount of such Losses; provided that the Threshold shall not apply to any claim (a) under Sections 9.2.1.1 (with respect to any claims for a breach of a Fundamental

Representation), 9.2.1.2, 9.2.1.3, 9.2.1.4, 9.2.1.5, 9.2.1.6, 9.2.2.1 (with respect to any claims for a breach of a Fundamental Representation), 9.2.2.2, 9.2.2.3, or 9.2.2.4 or (b) common law fraud based on the representations and warranties set forth in Sections 3 or 4. As used herein, “Fundamental Representation” means the representations and warranties set forth in Sections 3.1 (Organization, Power, Standing and Authority), 3.2 (Validity of Agreement), 3.5 (Capitalization and Subsidiaries), 3.15 (Tax Matters), 3.21 (Brokers), 4.1 (Organization, Power; Validity of Agreement), and 4.6 (Brokers).

9.2.3.2. The aggregate liability for indemnification claims under Section 9.2.1 will be limited to $2,250,000 and shall be payable only from the Escrow Funds from time to time held in the escrow account maintained under the Escrow Agreement.

9.2.3.3. The amount of Losses for which indemnification is available under Section 9.2.1 shall be calculated net of any amounts claimed against the Escrow Funds pursuant to Section 5.6.9. The amount of Losses for which indemnification is available under this Section 9 shall be calculated net of any amounts actually recovered by the Person entitled to seek indemnification hereunder (the “Indemnified Person”) under insurance policies or otherwise from third parties with respect to such Losses. In the event that any party required to provide indemnification under this Section 9 (the “Indemnifying Party”) makes any payment hereunder in respect of any Losses, such Indemnifying Party shall be subrogated, to the extent of such payment to the rights of such Indemnified Person against any insurer or other third Person with respect to such Losses (and the Indemnified Persons shall not take any actions to adversely affect such subrogation rights without the consent of the Indemnifying Party). In addition, the amount of Losses for which indemnification is available under this Section 9 shall be (i) in the case of claims under Section 9.2.1, calculated net of all amounts reflected in the Closing Debt Amount, the Seller Transaction Expenses or the Net

Working Capital Adjustment Amount, as applicable, and (ii) in the case of any claims under Section 9.2.1 or 9.2.2, reduced to take account of any net Tax benefit reasonably expected to be realized by such Indemnified Person or any Affiliate arising from the incurrence or payment of any such Loss (or from a correlative adjustment).

9.2.3.4. Limitations on Tax Indemnification. A Buyer Indemnified Person shall not be entitled to assert any claim for indemnification under Section 9.2.1 with respect to (A) Taxes attributable to actions taken by Buyer on the Closing Date after the Closing and Taxes attributable to actions taken by the Acquired Companies on the Closing Date after the Closing that are not in the ordinary course of business; (B) the portion of the Transfer Taxes which are the responsibility of Buyer pursuant to Section 5.6.6; (C) Taxes of or allocable to any Taxable period beginning after the Closing Date or the post-Closing portion of any Straddle Period (determined based on the principles set forth in Section 5.6.4); or (D) the amount of, expiration date with respect to, availability of or limitations on any Tax attributes or Tax assets. For the avoidance of doubt, a Buyer Indemnified Person shall not be entitled to indemnification under Section 9.2.1 with respect to any Taxes that are disputed in good faith until such time as that dispute is finally resolved.

9.2.3.5. No party will in any event be liable under this Section 9, and no claim for indemnification may in any event be asserted under this Section 9, for any loss of, or based on any multiple of, profits or earnings, diminution in value or incidental, punitive, indirect, special or consequential damages by reason of a breach of any representation, warranty, covenant or indemnity contained herein; provided that an Indemnified Person may assert a claim for indemnification under this Section 9 for any Losses for incidental, punitive, indirect, special or consequential damages if such Indemnified Person is required to pay such damages to a third party. No claim for indemnification may be asserted under this Section 9 relating to or based upon the misclassification of any Acquired Lease as an operating lease rather than a capital lease (or financing obligation) under GAAP.

9.2.4. Third Party Claims.

9.2.4.1. Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party, then the Indemnified Person will promptly (and, in any event, within twenty (20) days) give written notice thereof to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 9, except to the extent such delay actually prejudices the Indemnifying Party.

9.2.4.2. Assumption of Defense. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 9.2.4.1. In addition, upon written notice to the Indemnified Person, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person; provided that the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. If the Indemnified Person retains separate co-counsel due to its good faith belief (based on the advice of counsel reasonably acceptable to the Indemnifying Party) that the interests of the Indemnifying Party and the Indemnified Person with respect to the such Third Party Claim are in conflict with one another and, as a result thereof, joint representation is not possible, then the reasonable expenses of the Indemnified Person’s counsel shall be paid by the Indemnifying Party (or from the Escrow Funds if Rave is the Indemnifying Party). The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (a) provides for the payment of money as sole relief for the claimant and (b) subject to the making of such payment, results in the full and general release of all Indemnified Persons from all liabilities arising from or relating to the Third Party Claim. For the avoidance of doubt, any amounts paid or to be paid by an Indemnifying Party in connection with the defense, settlement or other resolution of any Third Party Claims shall be Losses for purposes of the monetary limitations set forth in Section 9.2.3 and shall, in the case of any indemnification claim under Section 9.2.1, be paid solely with Escrow Funds.

9.2.4.3. Indemnified Person’s Control. If the Indemnifying Party does not deliver the notice contemplated by Section 9.2.4.2 within twenty (20) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 9.2.4.1, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed), and the Indemnifying Party shall be permitted to participate in such defense at its sole cost and expense.

9.2.4.4. Other Claims. In the event that any party to this Agreement proposes to make any claim for indemnification pursuant to this Section 9 and such claim does not involve a Third Party Claim, the Indemnified Person making the claim shall deliver on or prior to the date upon which the applicable representations and warranties or covenants expire pursuant to the terms of this Agreement, a certificate signed by the Indemnified Person or an officer of the Indemnified Person (the “Claim Certificate”) to the Indemnifying Party, which Claim Certificate shall (a) state the occurrence giving rise to the claim and that the Losses have been incurred, properly accrued or are anticipated; (b) specify the Section or Sections of this Agreement under which such claim is made; and (c) specify in reasonable detail each individual item of Loss or other claim, including the amount thereof if reasonably ascertainable, the date such Losses were incurred, properly accrued or are anticipated to be incurred, the basis for any anticipated Losses and the nature of the misrepresentation or breach to which such Losses are related; provided, however, that, subject to Section 9.1, no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 9, except to the extent such delay actually prejudices the Indemnifying Party.

9.2.5. Remedies Exclusive. The parties agree that from and after the Closing the remedies provided for in this Section 9 and under the Escrow Agreement shall constitute the sole and exclusive remedy for all Losses that any such party (or any other Indemnified Person) may suffer or incur arising from, or directly or indirectly relating to, the Acquired Companies, the Acquired Business, the Acquired Theaters, the Acquired Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities, this Agreement or the Contemplated Transactions and the parties hereto hereby waive any other rights or remedies (whether at law or in equity and whether based on contract, tort or otherwise) that they may have otherwise had or that may arise under any applicable Contractual Obligations or Legal Requirements against any of the other parties hereto or any of the respective direct or indirect Affiliates, officers, managers, directors, employees, advisors, stockholders, members, consultants, investment bankers, brokers, controlling persons, partners, managers or other representatives or agents thereof (each of whom shall be an express third party beneficiary hereof) to the extent arising from, or directly or indirectly relating to, the Acquired Companies, the Acquired Business, the Acquired Theaters, the Acquired Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities, this Agreement or the Contemplated Transactions; provided, however, that, with respect to claims of common law fraud based on the representations and warranties explicitly set forth in Sections 3 and 4, the foregoing shall only be effective to the fullest extent such provision is permissible under Delaware law; and provided, further, that the foregoing shall not apply to the parties’ rights to seek specific performance against other parties hereto as contemplated by Section 10.12 with respect to covenants to be performed after the Closing pursuant to this Agreement.

9.2.6. Tax Treatment. The parties will treat any payment received pursuant to this Section 9 as an adjustment to purchase price for Tax and financial reporting purposes to the extent permitted by applicable Legal Requirements.

10. MISCELLANEOUS.

10.1. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, other than the Confidentiality Agreement dated February 24, 2012 between Buyer and Rave (the “Confidentiality Agreement”), which shall survive execution and delivery of this Agreement, any termination of this Agreement and the Closing.

10.2. Amendment or Waiver. This Agreement can be amended or modified only by a written instrument executed by Buyer and Rave. No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) or shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing.

10.3. Severability. In the event that any provision hereof would, under any applicable Legal Requirement, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under such applicable Legal Requirement) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, such applicable Legal Requirement. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

10.4. Successors and Assigns.

10.4.1. All of the terms and provisions of this Agreement shall be binding solely upon and shall inure solely to the benefit of the parties hereto and their respective successors and permitted transferees and assigns (each of which successors and permitted transferees and assigns shall be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

10.4.2. Buyer acknowledges that Rave and its Subsidiaries other than the Acquired Companies are in the process of disposing of all of their remaining operating assets and will seek to distribute the net proceeds of such transactions (including the net proceeds of the Contemplated Transactions to the members of Rave), wind down their operations and adopt and carry out a plan of liquidation as promptly as practical following the Closing (the “Liquidation Process”). It is anticipated that, as part of the Liquidation Process, Rave shall assign and transfer to the members of Rave (the “Former Rave Members”) all of Rave’s right, title and interest in and to the Escrow Funds and any other payments that may be payable by Buyer following the Closing. Buyer hereby acknowledges, agrees and consents to such assignment and transfer (including for purposes of Section 10.4.1 hereof) and consents to the transfer of Rave’s rights hereunder to any liquidating trust or other agent designated by Rave for such purposes in connection with the Liquidation Process; provided that, prior to the liquidation of Rave, Rave shall assign to a Person reasonably acceptable to Buyer the right to take such actions permitted to be taken by Rave in connection with this Agreement and the Escrow Agreement; provided, further that Rave shall provide Buyer with written notice of any such assignment not less than ten (10) Business Days prior to the consummation thereof. Buyer further acknowledges and agrees that, other than Rave, the Seller Related Persons (including all Former Rave Members) (each of which shall be a third party beneficiary of this Section 10.4.2) shall have no liability under or by reason of this Agreement, the Escrow Agreement or any other documents entered into in connection herewith or the

Contemplated Transactions or in respect of the Acquired Assets, the Acquired Business or the Excluded Assets. The parties agree that this Section 10.4.2 is an integral provision of this Agreement, and that Raves would not have entered into this Agreement if not for the inclusion of this Section 10.4.2.

10.5. Notices. Any notices or other communications required or permitted to be given or delivered by a party to this Agreement pursuant hereto shall have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by facsimile, email (provided that in order for an email to constitute proper notice hereunder, such email must specifically reference this Section 10.5 and state that it is intended to constitute notice hereunder), nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as follows:

If to Rave, or if to the Company prior to the Closing, to:

Rave Reviews Cinemas, L.L.C.

c/o BV Investment Partners, LLC

125 High Street, 17th Floor

Boston, Massachusetts 02110

Telephone Number: (617) 350-1500

Facsimile Number: (617) 350-1509

Email: rcoppedge@bvlp.com; egsmith@bvlp.com

Attention: Roy F. Coppedge III

                 Elizabeth Granville-Smith

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Telephone Number: (212) 596-9000

Facsimile Number: (212) 596-9090

Email: christopher.rile@ropesgray.com

Attention: Christopher W. Rile

If to Buyer or, after the Closing, the Company, to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Telephone Number: (706) 576-3415

Facsimile Number: (706) 324-0470

Email: dellis@carmike.com

Attention: Daniel E. Ellis

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Telephone Number: 404 572 4600

Facsimile Number : (404) 572-5100

Email: aprince@kslaw.com; acox@kslaw.com

Attention: Alan J. Prince

                 Anne M. Cox

Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, (c) on the date delivered, if delivered by facsimile or email during business hours (or one (1) Business Day after the date of delivery if delivered after business hours) and (d) five (5) Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

10.6. Governing Law. This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

10.7. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, City of Wilmington, or, if it has or can acquire jurisdiction, in the Court of Chancery of the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.5 is reasonably calculated to give actual notice.

10.8. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY ANY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY

FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE CONTEMPLATED TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE COMPANY AND RAVE THAT THIS SECTION 10.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY AND RAVE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.9. Public Announcements. Unless otherwise required by any Legal Requirement, no party hereto will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties) with respect to this Agreement or the Contemplated Transactions without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by Legal Requirement, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Notwithstanding the foregoing, the parties agree that the press release attached as Exhibit D hereto can be issued by any party hereto after this Agreement is executed and delivered.

10.10. Third Party Beneficiaries. Except as otherwise provided in Sections 4.7, 5.5, 9.2.5 and 10.4.2 hereof, nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto, their respective successors or permitted transferees and assigns, to any claim, cause of action, remedy or right of any kind.

10.11. Expenses. All Seller Transaction Expenses shall be paid by Buyer on behalf of Rave pursuant to the terms of this Agreement (if the Contemplated Transactions are consummated) or by Rave (if the Contemplated Transactions are not consummated). Whether or not the Contemplated Transactions are consummated, all costs, fees and expenses incurred by Buyer in connection with the negotiation and preparation of this Agreement and any related agreements or documents and the consummation of the Contemplated Transactions shall be paid by Buyer. For the avoidance of doubt, Buyer acknowledges and agrees that it is solely responsible for and shall pay all fees and expenses payable to Macquarie Capital (USA) Inc. in connection with this Agreement and the Contemplated Transactions.

10.12. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

10.13. Schedules. The inclusion of information in the Schedules shall not be an admission or acknowledgment that such information is required to be listed in the Schedules, that such items are material to the Acquired Companies or Acquired Business, that such items have had, or would reasonably be expected to have, a Material Adverse Effect or that such items are within or outside of the ordinary course of business. Furthermore, the inclusion in the Schedules of information or the exclusion of information from the Schedules will not establish any level of materiality for purposes of this Agreement. The headings, if any, of the individual sections and subsections of the Schedules are inserted for convenience only and will not constitute a part thereof or a part of this Agreement. The Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Schedules as an exception to any particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent that such item is relevant to such other covenants, representations or warranties, and such relevance is reasonably apparent on its face, in each case, notwithstanding the presence or absence of an appropriate section or subsection of the Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto within the text of this Agreement or the Schedules. The information and statements contained in the Schedules are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of Rave, the Company or Buyer except as and to the extent provided in the text of this Agreement.

10.14. Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile or other electronic means (including email) each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

10.15. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Contemplated Transactions.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Membership Interest Purchase Agreement to be duly executed and delivered, as of the date first above written.

RAVE:	RAVE REVIEWS CINEMAS, L.L.C.

	By:	/s/ Roy F. Coppedge, III

Name: Roy F. Coppedge, III
Title: President

BUYER:	CARMIKE CINEMAS, INC.

	By:	/s/ Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President

THE COMPANY:	RAVE REVIEWS HOLDINGS, LLC BY: Rave Reviews Cinemas, L.L.C., its sole member

	By:	/s/ Roy F. Coppedge, III

Name: Roy F. Coppedge, III
Title: President